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Vulcan Materials Company

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Vulcan
Materials Company

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

2019 Proxy Statement

ONE VULCAN, LOCALLY LED

Dear fellow shareholders,

I am pleased to invite you to attend our 2019 Annual Meeting of Shareholders on Friday, May 10, 2019, at 9 a.m. Central Daylight Time. The meeting will be held at Vulcan Materials Company’s corporate headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this proxy statement.

It is our culture to do the right thing, the right way, at the right time. We call this The Vulcan Way.

STRATEGIC FOCUS & PERFORMANCE EXCELLENCE PRODUCING STRONG RESULTS

Since our inception, Vulcan’s leadership has taken a decades-long view of the business, an approach that has rewarded us today with the most valuable construction materials assets in the United States, if not the world. This deliberate strategy has led to irreplaceable operations in 19 of the 25 fastest growing metropolitan areas of our nation, along with strategic positions in the Caribbean and a vast and well-run logistics network to supply growing markets. The leaders who came before us took a long-term view of the business, and so do we—even as we work to enhance the performance of the business day by day.

In 2018, we delivered revenues of $4.4 billion, net earnings of $515.8 million and adjusted earnings from continuing operations* of $4.05 per diluted share. While net earnings were lower in 2018 than 2017 due to the inclusion of certain discrete income tax benefits in 2017, including benefits arising from the enactment of the Tax Cuts and Jobs Act, revenues and adjusted earnings from continuing operations per diluted share in 2018 were 13 and 33 percent higher, respectively, than in 2017. We realized these gains despite significant challenges to our sales and operations that included hurricanes, tropical storms and devastating wildfires, as well as rapidly rising energy costs that increased operating costs in the near term. We also improved on our world-class safety record.

OUR CULTURE DEFINES US

Throughout 2018 and into 2019, our senior leadership team has held numerous meetings with our employees and shareholders discussing our vision and our goals. We aim high, we are intent on continuing improvements in all areas of the business, and our people are all in. We have outstanding leaders at Vulcan. They are thriving in a culture that is built on integrity and that fosters innovation, creativity and mutual support.

With our “One Vulcan, Locally Led” approach to the business, we leverage the strengths and resources of a large company, while also placing great emphasis on the actions and energies of our local leadership teams—the men and women of our company who make the daily decisions that ultimately reward our shareholders, our communities, and our own people.

I am proud of them. We benefit from a High Values, High Performance culture, and we emphasize that every day. Our High Values culture is evidenced by the outstanding scores we received through the Organizational Health Index survey conducted by McKinsey & Company. We rank in the top decile out of more than 1,700 participating companies across a variety of metrics that address employee satisfaction and engagement. Our High Performance culture is perhaps best exemplified by our world-class safety performance. It’s also demonstrated by our industry-leading aggregates gross profit margins. Our operational disciplines and focus on operational excellence have made us the industry leader, but we are still improving. For us, that means staying focused on fundamentals while employing the flexibility to initiate and embrace change wherever and whenever that is needed.

To this end, throughout 2018, we:

•	Continued our leadership in proactive capital stewardship, reaffirming our capital allocation priorities and adhering to those priorities throughout the year. We maintained excellent liquidity, reinvested in our core operations, maintained our investment grade credit rating, pursued profitable growth opportunities, and returned $282 million to shareholders through dividends and share repurchases.

*

Adjusted earnings from continuing operations is a non-GAAP financial measure. We provide a reconciliation of adjusted earnings from continuing operations to the most directly comparable GAAP financial measure in Annex A to this proxy statement.

ONE VULCAN, LOCALLY LED

•	Further enhanced our One Vulcan, Locally Led competitive position, through reinforcement of the company’s continuous improvement culture. We placed particular emphasis in 2018 on key disciplines including sales and operations, logistics, and other support functions. Continuous improvement in these functions directly supports the organization’s long-term growth, and we will continue this focus throughout 2019.

•	Achieved the best safety record in the company’s history—further reducing the injury incident rate by 5% from the previous year’s world-class record—by continuing to engage our employees, and through a variety of safety process initiatives including “near-miss” reporting. We drove our MSHA reportable and OSHA recordable injury rate to 0.92 per 200,000 employee hours worked, and we intend to improve on that record in 2019.

•	Continued our work to ensure a more diverse workforce through the company’s Diversity and Inclusion Council, by increasing diversity in the hiring of external candidates and recruiting diverse candidates to serve in leadership positions.

•	Continued our strong emphasis on superior environmental performance. We brought into service two new Panamax-class ships that are among the most energy efficient of their kind in the world. We reported to the Carbon Disclosure Project that we have continued to reduce our greenhouse gas emissions (GHG). Although we are not listed by the U.S. EPA as a significant source of GHG emissions, we have nonetheless reduced them by 49 percent over the last five years, and continue to make reductions that protect the environment and create new energy efficiencies and cost savings at our operations. Approximately 98.5% of all environmental inspections at our operations in 2018 resulted in no citation by either state or federal agencies.

For an organization to be great, it also must be good. From our company’s beginning, we have focused on being good corporate citizens and looking out for our employees, our communities and our shareholders. These are mutually reinforcing and supporting commitments. It is our culture to do the right thing, the right way, at the right time. We call this The Vulcan Way. It continually challenges us, and it defines us.

A STRONG AND ENGAGED BOARD

We have a strong, balanced and independent Board. The members of our Board of Directors have diverse backgrounds, perspectives and experiences that add value for our shareholders and are of tremendous value to our management team. We have received national recognition from the 2020 Women on Boards campaign for the diversity of our Board and will continue to seek candidates who are diverse in gender, race, background and professional experiences. Our Board refreshment process is robust, with five of our eight independent directors having served five years or less. Our Board plays a vital role in oversight and counsel concerning the long-term strategic direction of our company and in the effective governance of a company that is committed to do the right thing, the right way, at the right time.

YOUR VIEWS ARE IMPORTANT TO US

The dialogue we have with our shareholders and many other stakeholders is vital to the well-being and growth of our company. We believe that candid, transparent and open channels of communication are keys to good governance

The dialogue we have with

our shareholders is vital to the well-being and growth of our company.

and to maintaining a healthy organization. We value your interactions with us, we listen to you, and we respond. We have numerous interactions with our shareholders throughout the year concerning the earnings performance of the business, as well as fundamental Environmental, Social and Governance (ESG) matters that are important to our shareholders and other stakeholders. These communications are helpful to us. We intend to continue them and to continue being responsive to the questions and concerns of our stakeholders. That makes our business better, and it helps us improve our performance.

YOUR VOTE IS IMPORTANT

On or about March 25, 2019, we began mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2018 Annual Report to Shareholders, via the internet. Shareholders who do not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of the Notice of Annual Meeting, proxy statement, proxy card and 2018 Annual Report to Shareholders, which we also began mailing on or about March 25, 2019. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Copies of our Notice of Annual Meeting, proxy statement, proxy card and 2018 Annual Report to Shareholders are available at www.proxyvote.com.

Whether you own one share or many, your prompt vote is appreciated. It is important that your shares of common stock be represented at the Annual Meeting so that a quorum may be established. Even if you plan to attend the Annual Meeting in person, please read the proxy materials carefully and then vote your proxy as soon as possible. You may vote online, by telephone, or by mailing a completed proxy card. Additional information is provided in the proxy materials. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Thank you for your ongoing support and continued interest in Vulcan Materials Company. I look forward to welcoming you to our Annual Meeting.

Sincerely yours,

J. THOMAS HILL

Chairman, President and Chief Executive Officer

March 25, 2019

Notice of Annual Meeting

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders of Vulcan Materials Company will be held at the corporate headquarters of Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, on Friday, May 10, 2019, at 9:00 a.m., local time.

Date & time: Friday May 10, 2019 9:00 a.m., local time	Place: Vulcan Materials Company 1200 Urban Center Drive Birmingham, AL 35242	Record Date: March 13, 2019

How to Vote
online	by phone	by mail
Vote online at www.proxyvote.com.	Vote by phone by calling the number located on your proxy card.	If you received a printed version of these proxy materials, you may vote by mail.

Only shareholders of record as of the close of business on March 13, 2019, are entitled to receive notice of, to attend and to vote at the Annual Meeting. Whether or not you plan to attend, we urge you to review these materials carefully and to vote online or by telephone, or, if you have received a paper copy of the proxy card, you may instead choose to vote by mailing your proxy card.

Voting Matters

PROPOSAL	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (for more detail)
Proposal 1: Election of Directors	FOR each director nominee	5
Proposal 2: Advisory Vote on Compensation of our Named Executive Officers (Say On Pay)	FOR	11
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	12

2019 PROXY STATEMENT

Proxy Summary

2018 BUSINESS HIGHLIGHTS

We achieved a number of significant milestones during the course of the year, in large part due to the continuing dedication of our employees, the leadership of our executive officers and our Board of Directors, and the culture of our company, which binds us all together.

Highlights of 2018 included:

•  Achieving total revenues of $4.38 billion, net earnings[1] of $516 million and Adjusted EBITDA[2] of $1.13 billion, a $493 million improvement in total revenues and a $150 million improvement in Adjusted EBITDA over the prior year, despite a challenging operating environment resulting from extreme weather events and significantly higher energy costs;

•  Maintaining excellent liquidity, reinvesting in our core operations, maintaining our investment grade credit rating, pursuing profitable growth opportunities and returning $282 million to shareholders through dividends and share repurchases;

•  Reducing our combined Mine Safety and Health Administration (MSHA) Reportable and Occupational Safety and Health Administration (OSHA) Recordable Injury Rate from 0.97 in 2017 to 0.92 in 2018, representing world-class performance and the safest year in our company’s history;

•  Strengthening company-wide understanding of “The Vulcan Way,” the embodiment of the company’s culture, as evidenced by increased organizational engagement and appreciation of Vulcan’s mission and values. Vulcan ranked in the top decile of surveyed organizations in McKinsey & Company’s Organizational Health Index.

11.7% compounded annual improvement in gross profit per ton of aggregates since 2013.

(1)  2017 net earnings include discrete income tax benefits of $297.0 million, including benefits arising from the enactment of the Tax Cuts and Jobs Act.

(2)  Adjusted EBITDA is a non-GAAP financial measure. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in Annex A to this proxy statement.

2	2019 PROXY STATEMENT

PROXY SUMMARY

BOARD COMPOSITION

The Board seeks a mix of directors with qualities that, together, create a high-functioning, diverse Board. All of our directors, other than Tom Hill, our Chairman, President and CEO, are independent. Each of our directors has proven leadership, sound judgment and a commitment to the success of our company. In recent years, we have had a number of members retire from the Board, and in December 2018, Kathleen Wilson-Thompson resigned from the Board due to other commitments. We have sought, and will continue to seek, as replacements diverse and experienced leaders with appropriate skills to oversee the management of our company.

                        Our Board of Directors

GOVERNANCE HIGHLIGHTS

SHAREHOLDER ENGAGEMENT

We continued our corporate governance outreach efforts and held dialogues with shareholders representing more than 60% of our outstanding shares in order to foster and deepen relationships with the governance teams of our largest shareholders. Our discussions centered on the company’s ESG efforts, including sustainability, carbon reduction, diversity and inclusion, culture, executive compensation and corporate governance matters.

CORPORATE GOVERNANCE PRACTICES

We are committed to strong corporate governance policies and practices and believe that this commitment is a critical element in achieving long-term shareholder value. The following table summarizes certain highlights of our governance policies and practices:

•	Majority voting for uncontested director elections

•	Independent lead director with defined duties

•	8 of 9 directors are independent

•	Clawback policy

•	Annual board and committee evaluations and self-assessments

•	Risk oversight by full board and committees with annual enterprise risk management review
•	Comprehensive new director orientation

•	Mandatory director retirement age

•	Policies prohibiting hedging and pledging of our shares

•	Active shareholder engagement on ESG matters

•	Board participation in executive succession planning
•	Executive sessions of independent directors at every regular board meeting

•	Board review of safety and environmental performance at every regular board meeting

•	No shareholder rights plan

•	Diverse board in terms of gender, experience, skills and tenure

2019 PROXY STATEMENT	3

PROXY SUMMARY

2018 COMPENSATION HIGHLIGHTS

We believe that the results of the 2018 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program. Furthermore, in the course of our shareholder outreach efforts, shareholders were generally supportive of our executive compensation program and the accompanying disclosures.

In order to align our executives’ interests with those of our shareholders, a substantial portion of our NEOs’ compensation is at-risk and will vary above or below target levels depending on company performance. As shown in the graphic below, in 2018, 84% of the compensation of our Chief Executive Officer (CEO) and an average of 75% of the compensation of our other NEOs was at risk and subject to performance factors.

We encourage you to read the more detailed description of our compensation program in “Compensation Discussion and Analysis” beginning on page 26 before voting on Proposal 2: Advisory Vote on Compensation of Our Named Executive Officers.

At our 2018 Annual Meeting of Shareholders, over 98% of votes cast were in favor of the compensation of our named executive officers (NEOs).

4	2019 PROXY STATEMENT

Proposal 1

ELECTION OF DIRECTORS

Our constituent documents provide that our Board shall be divided into three classes, with the term of office of one class expiring each year and the number of directors in each class being as nearly equal as possible. At the Annual Meeting, three individuals will be elected to serve for three-year terms expiring in 2022 or until their successors have been duly elected and qualified. In accordance with the bylaws of our company, our Board of Directors is required to be composed of not fewer than nine nor more than 13 directors.

BOARD COMPOSITION AND DIRECTOR QUALIFICATIONS

Directors are responsible for reviewing and approving corporate strategy and overseeing the management of our company to assure that the long-term interests of the shareholders are being served. The Board believes that it needs a diverse skill set among its members to be able to respond to the needs of management and the company. The Governance Committee and full Board review annually the overall composition of the Board in order to ensure that Board members have the appropriate mix of skills and experience to best serve the company and its shareholders. The

Governance Committee and the Board use a director skills matrix in conducting this review.

The Governance Committee is also responsible for evaluating each director’s individual performance and contributions to the Board, as well as each director’s qualifications, skills, independence and competence, prior to recommending an existing director to the Board for re-nomination. The Board does not have specific diversity quotas, but considers race, ethnicity, gender, age, education and professional experiences in evaluating candidates for the Board.

The following pages list the three directors nominated for re-election at the 2019 Annual Meeting and the six directors with continuing terms that expire in subsequent years, as well as biographical information for all directors.

Your Board of Directors recommends a vote “FOR” the election of Kathleen L. Quirk, David P. Steiner and Lee J. Styslinger, III, as directors for three-year terms expiring in 2022.

2019 PROXY STATEMENT	5

PROPOSALS REQUIRING YOUR VOTE

NOMINEES FOR 3-YEAR TERM EXPIRING IN 2022

Kathleen L. Quirk AGE: 55 DIRECTOR SINCE: 2017 COMMITTEES: Audit; Finance

CAREER HIGHLIGHTS:

Executive Vice President and Chief Financial Officer of Freeport-McMoRan Inc., Phoenix, Arizona (a leading international mining company and the world’s largest publicly traded copper producer) since 2007.

SKILLS AND QUALIFICATIONS:

•	Prior to being named its Executive Vice President in 2007 and Chief Financial Officer in 2003, Ms. Quirk served in a variety of capacities with Freeport-McMoRan, including as Treasurer and Vice President, Finance and Business Development.

•	She received her bachelor’s degree in accounting from Louisiana State University.

•	Ms. Quirk’s strong finance and accounting background, including her status as an “audit committee financial expert,” makes her well qualified to serve as a member of our Audit and Finance Committees. She also brings to our Board extensive experience in working with debt and equity markets along with a deep knowledge of tax, investor relations, corporate development and treasury management.

•	With over 30 years’ experience in the mining industry, Ms. Quirk has a keen understanding of the operational, governmental and regulatory issues facing our industry.

David P. Steiner AGE: 59 DIRECTOR SINCE: 2017 COMMITTEES: Executive; Governance; Safety, Health and Environmental Affairs

CAREER HIGHLIGHTS:

Retired; Former President and Chief Executive Officer of Waste Management, Inc., Houston, Texas (a leading provider of integrated waste management services in North America) from March 2004 to November 2016.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•	FedEx Corporation

SKILLS AND QUALIFICATIONS:

•	Prior to being named Chief Executive Officer of Waste Management, Inc., Mr. Steiner served in various capacities with Waste Management, including as Executive Vice President and Chief Financial Officer from 2003 to 2004, and as Senior Vice President, General Counsel and Corporate Secretary from 2001 to 2003.

•	He serves on the board of directors of FedEx Corporation, and formerly served on the boards of TE Connectivity Ltd. (previously known as Tyco Electronics, Ltd.) and Waste Management, Inc.

•	Mr. Steiner earned his bachelor’s degree in accounting from Louisiana State University and holds a Juris Doctor from the University of California, Los Angeles, School of Law.

•	Mr. Steiner brings to our Board valuable insight into business, leadership and management issues facing large industrial companies. His experience as CEO of Waste Management, Inc. and as chair of the nominating and governance committee of FedEx Corporation makes him well qualified to serve on our Governance and Safety, Health and Environmental Affairs Committees.

•	Additionally, he brings to our Board a keen understanding of issues involving trucking and logistics management, a key component of our business.

6	2019 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

NOMINEE FOR 3-YEAR TERM EXPIRING IN 2022

Lee J. Styslinger, III AGE: 58 DIRECTOR SINCE: 2013 COMMITTEES: Executive; Compensation; Safety, Health and Environmental Affairs

CAREER HIGHLIGHTS:

Chairman and Chief Executive Officer of Altec, Inc., Birmingham, Alabama (a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries globally) since 1997 (CEO) and 2011 (Chairman).

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•	Regions Financial Corporation
•	Workday, Inc.

SKILLS AND QUALIFICATIONS:

•	Mr. Styslinger serves as Chairman and CEO of Altec and has over 20 years’ experience leading companies engaged in the heavy equipment industry.

•	He serves on the boards of many educational, civic and leadership organizations, including the Harvard Business School and the National Association of Manufacturers. He was appointed to the President’s Export Council, advising the President of the United States on international trade policy from 2006 to 2008. In 2017, Mr. Styslinger served on the President’s Manufacturing Council, and he currently serves on the President’s Trade Council.

•	He received his Bachelor of Arts from Northwestern University and a Master of Business Administration from Harvard University.

•	Mr. Styslinger brings to our Board a wealth of management and business experience running a large company in today’s global market. Additionally, his expertise in the heavy equipment industry greatly benefits Vulcan, which is a major purchaser of heavy machinery and equipment.

Your Board of Directors recommends a vote “FOR” election of the foregoing nominees as directors.

2019 PROXY STATEMENT	7

PROPOSALS REQUIRING YOUR VOTE

CONTINUING IN OFFICE: TERM EXPIRING IN 2020

O. B. Grayson Hall, Jr. AGE: 61 DIRECTOR SINCE: 2014 COMMITTEES: Executive; Finance; Governance

CAREER HIGHLIGHTS:

Retired; Former Executive Chairman of Regions Financial Corporation, Birmingham, Alabama (one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services) and Regions Bank from July 2018 to December 2018; Chairman and Chief Executive Officer from December 2017 to July 2018; Chairman, President and Chief Executive Officer from 2013 to 2017; President and Chief Executive Officer from 2010 to 2013.

SKILLS AND QUALIFICATIONS:

•	Mr. Hall is the former Chairman and Chief Executive Officer of Regions Financial Corporation. Since he joined Regions in 1980, he served in roles of increasing responsibility, including operations, technology and commercial banking.

•	He is a Class A Director of the Federal Reserve Bank of Atlanta, and he is active in many civic and leadership organizations, including the Economic Development Partnership of Alabama and the Birmingham Business Alliance.

•	He graduated from the University of the South with a bachelor’s degree in economics. He also received a Master of Business Administration from the University of Alabama and is a graduate of the Stonier Graduate School of Banking, University of Pennsylvania.

•	Mr. Hall brings extensive management and business experience to our Board as well as a deep understanding of complex issues facing public companies. He further provides our Board with valuable experience in banking, finance and capital markets. In addition, as the former Chief Operating Officer of Regions, he has a substantial background in issues related to cybersecurity.

James T. Prokopanko AGE: 65 DIRECTOR SINCE: 2009 COMMITTEES: Compensation; Governance

CAREER HIGHLIGHTS:

Retired; Former President and Chief Executive Officer of The Mosaic Company, Plymouth, Minnesota (a leading producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry) from January 2007 to August 2015; Senior Advisor from August 2015 until his retirement in January 2016.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•	Regions Financial Corporation
•	Xcel Energy Inc.

SKILLS AND QUALIFICATIONS:

•	Mr. Prokopanko joined The Mosaic Company in 2006 and served in various capacities, including as President and Chief Executive Officer, and Executive Vice President and Chief Operating Officer. Prior to joining Mosaic, he was with Cargill, Inc., where he served in a wide range of leadership positions, including as Corporate Vice President of Cargill Procurement, a leader of Cargill’s Ag Producer Services Platform, and Vice President of the North America crops inputs business.

•	Mr. Prokopanko has a bachelor’s degree in computer science from the University of Manitoba and a Master of Business Administration from the University of Western Ontario.

•	His experience having served as the principal interface between management and the board at a New York Stock Exchange (NYSE)-listed company facilitates his service as lead director of our company as well as our Board’s performance of its oversight function.

•	Mr. Prokopanko’s executive management experience provides our Board with valuable insight into business, leadership and management issues. Additionally, he brings to our Board considerable knowledge of issues facing a company engaged in mineral extraction.

8	2019 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

CONTINUING IN OFFICE: TERM EXPIRING IN 2021

Thomas A. Fanning AGE: 62 DIRECTOR SINCE: 2015 COMMITTEES: Executive; Audit; Compensation

CAREER HIGHLIGHTS:

Chairman of the Board, President and Chief Executive Officer of Southern Company, Atlanta, Georgia (one of the largest energy companies in the U.S. and a leading U.S. producer of energy) since 2010.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•	Southern Company

SKILLS AND QUALIFICATIONS:

•	Mr. Fanning is Chairman, President and Chief Executive Officer of Southern Company. He has worked for Southern Company for more than 35 years and has held 15 different positions in eight different business units, including numerous officer positions with a variety of Southern Company subsidiaries in the areas of finance, strategy, international business development and technology.

•	Mr. Fanning previously was Chief Financial Officer of Southern Company, where he was responsible for the accounting, finance, tax, investor relations, treasury and risk management functions.

•	As Chairman of both the Electricity Subsector Coordinating Council (ESCC) and Strategic Infrastructure Coordinating Council (SICC), Mr. Fanning plays a leading role in national efforts to prevent and respond to cyber and physical terrorism for the U.S. electric system.

•	He has an undergraduate and master’s degree from the Georgia Institute of Technology and has completed several executive education programs.

•	As CEO of a large public utility, Mr. Fanning provides our Board with valuable business, leadership and management skills. His prior service as CFO of Southern Company and Chairman of the Federal Reserve Bank of Atlanta makes him well qualified to serve on our Audit Committee. Additionally, he brings to our Board a deep understanding of key issues facing an industrial company, including governmental and regulatory issues, and safety, health and environmental matters.

J. Thomas Hill AGE: 60 DIRECTOR SINCE: 2014 COMMITTEES: Executive

CAREER HIGHLIGHTS:

Chairman of the Board of the company since January 2016 and President and Chief Executive Officer since July 2014.

SKILLS AND QUALIFICATIONS:

•	Mr. Hill is Chairman, President and Chief Executive Officer of the company. He has been with the company for 29 years, serving in a variety of operations and general management assignments of increasing responsibility. Prior to being named Chairman, President and Chief Executive Officer, he served as Executive Vice President and Chief Operating Officer from January 2014 until July 2014, and Senior Vice President—South Region from December 2011 to December 2013. He also served as President of the company’s former Florida Rock Division and its Southwest Division.

•	Mr. Hill has served in leadership positions in a number of industry trade groups, including the Texas Concrete and Aggregates Association, the Florida Concrete and Products Association, and the National Stone, Sand and Gravel Association. In addition, he serves on the boards of the U.S. Chamber of Commerce, the United Way of Central Alabama, the Birmingham Business Alliance, and the Economic Development Partnership of Alabama.

•	He is a graduate of the University of Pittsburgh and the Wharton School of Business, Executive Management Program.

•	Mr. Hill has over 30 years’ experience in the aggregates industry, including extensive experience with the company in operations and management over a wide variety of geographic regions.

2019 PROXY STATEMENT	9

PROPOSALS REQUIRING YOUR VOTE

CONTINUING IN OFFICE: TERM EXPIRING IN 2021

Cynthia L. Hostetler AGE: 56 DIRECTOR SINCE: 2014 COMMITTEES: Finance; Governance

CAREER HIGHLIGHTS:

Trustee of Invesco Ltd., Atlanta, Georgia (international mutual funds) since 2017; Director of TriLinc Global Impact Fund, LLC, Los Angeles, California (international investment fund) since 2013; Trustee of Aberdeen International Funds, New York, New York (international mutual funds) from 2013 to 2017; Director of Artio Global Funds, New York, New York (international mutual funds) from 2010 to 2013; Director of Edgen Group Inc., Baton Rouge, Louisiana (energy infrastructure) from 2012 to 2014.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•	Genesee & Wyoming Inc.

SKILLS AND QUALIFICATIONS:

•	Ms. Hostetler is the former head of Private Equity and Vice President of Investment Funds at the Overseas Private Investment Corporation, and a former president of a regional bank and bank holding company.

•	Ms. Hostetler began her career as a corporate lawyer with Simpson Thatcher & Bartlett in New York.

•	Ms. Hostetler earned her bachelor’s degree from Southern Methodist University and holds a Juris Doctor from the University of Virginia School of Law.

•	Ms. Hostetler brings to our Board significant financial, investment and audit committee experience, and has developed risk assessment skills through her bank, private equity and mutual fund leadership. She is an experienced public and investment company board member, having served on a number of public and private company boards, with committee chair positions that include audit, nominating and governance and investment management.

Richard T. O’Brien AGE: 65 DIRECTOR SINCE: 2008 COMMITTEES: Executive; Audit; Safety, Health and Environmental Affairs

CAREER HIGHLIGHTS:

Independent consultant since October 2015; Former President and Chief Executive Officer of Boart Longyear Limited, Salt Lake City, Utah (an international provider of drilling services, drilling equipment and performance tooling for mining and drilling companies) from 2013 to 2015; Chief Executive Officer of Newmont Mining Corporation, Greenwood Village, Colorado (an international gold production company) from 2007 to February 2013.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•	Xcel Energy Inc.

SKILLS AND QUALIFICATIONS:

•	Mr. O’Brien became a director of Ma’aden (a Saudi Arabian mining company) in December 2017 and is a member of its executive committee. Mr. O’Brien previously served as a director of Newmont Mining Corporation from 2007 to 2013 and Inergy L.P. from 2006 to 2012.

•	His work includes extensive experience with NYSE-listed companies in finance and accounting, operations and strategic business planning.

•	Mr. O’Brien earned his bachelor’s degree in economics from the University of Chicago and holds a Juris Doctor from the Lewis and Clark Law School.

•	Having served as CFO of four different public companies and as an “audit committee financial expert,” Mr. O’Brien provides the Board with considerable experience and acumen in financial reporting and accounting matters.

•	As a result of his tenure as CEO and CFO of Newmont Mining, Mr. O’Brien brings to the Board significant experience and knowledge of the mining and mineral extraction industry. This gives him insight into the risks facing the company, particularly with respect to safety, health and environmental issues, and provides him with the tools to effectively assist in overseeing those risks.

10	2019 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

Proposal 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve, on an advisory basis, the compensation paid to our named executive officers (NEOs) as disclosed in the Section entitled “Compensation Discussion and Analysis,” and in the compensation tables and narrative discussion contained in this proxy statement. While this vote is advisory and not binding on our company, it provides information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

At our 2017 Annual Meeting of Shareholders, our shareholders once again indicated a preference that the advisory vote on the compensation for our NEOs occur on an annual basis. Subsequently, our Board determined to continue its policy for annual “Say on Pay” advisory votes. It is expected that the next shareholder vote on the frequency of “Say on Pay” advisory votes will occur at our 2023 Annual Meeting of Shareholders.

At our 2018 Annual Meeting of Shareholders, our shareholders voted over 98% in favor of our “Say on Pay” proposal. We believe this demonstrated strong support for our compensation program and policies. In 2018, we continued to analyze and make changes to our compensation program, considering new compensation trends and best practices, which led us to add our annual average growth rate of Aggregates Cash Gross Profit per ton (versus a pre-determined target) as an additional metric, together with Total Shareholder Return, for determining payouts for PSUs granted in 2019. We also participated in dialogues regarding our executive compensation program with most of our largest shareholders through our corporate governance shareholder engagement program. Please read the “Compensation Discussion and Analysis” Section on pages 26 to 44 for an in-depth look at our compensation program and how it was applied to the performance of our NEOs in 2018.

Based on the foregoing, the Board recommends a vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.”

As an advisory vote, this proposal is not binding on our company. However, our Board and Compensation Committee will consider the outcome of the advisory vote when making future compensation decisions.

Your Board of Directors recommends a vote “FOR” the compensation of our named executive officers as contained in this proxy statement.

2019 PROXY STATEMENT	11

PROPOSALS REQUIRING YOUR VOTE

Proposal 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is composed solely of independent directors, has appointed Deloitte & Touche LLP as the independent registered public accounting firm for our company and its subsidiaries for the fiscal year ending December 31, 2019. The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet and the related statements of consolidated comprehensive income, consolidated shareholders’ equity and consolidated statements of cash flows of our company and its subsidiaries; to audit our internal controls over financial reporting; and to perform such other appropriate accounting services as may be required and approved by the Audit Committee. Although shareholder ratification is not required, our Board is seeking shareholder ratification as a matter of good corporate governance. Even if the appointment of Deloitte & Touche LLP is ratified by a majority of the votes cast at the Annual Meeting, the Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the shareholders. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for future years.

The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm is expected to be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

Your Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

Your Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP.

12	2019 PROXY STATEMENT

Corporate Governance

POLICIES

We take our corporate governance responsibilities very seriously and have adopted Corporate Governance Guidelines that provide a framework for the governance of our company. These Corporate Governance Guidelines build on practices that we have followed for many years and demonstrate our continuing commitment to corporate governance excellence.

Our Board, with recommendations from our Governance Committee, regularly reviews corporate governance developments and adopts appropriate practices as warranted. We have a Business Conduct Policy that applies to all of our employees and directors and deals with a variety of corporate compliance issues, including conflicts of interest, harassment, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees and directors are required to fill out a questionnaire (biennially in the case of employees and annually in the case of directors) regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.

Our Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer, Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website as promptly as practicable, as may be required under applicable Securities and Exchange Commission (SEC) and NYSE rules.

You can access our bylaws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com, or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.

SHAREHOLDER ENGAGEMENT

We believe that regular, transparent communication with our shareholders is important to our long-term success. In 2018, we continued our corporate governance engagement program and held dialogues with shareholders representing more than 60% of our outstanding shares in order to foster and deepen relationships with the governance teams of our largest shareholders. Our discussions centered on the company’s ESG efforts, including sustainability, carbon reduction, diversity and inclusion, culture, executive compensation and corporate governance matters. Shareholder feedback from the meetings was shared with the Compensation Committee and the Governance Committee, as well as with the full Board.

DIRECTOR INDEPENDENCE

All of our directors, with the exception of Tom Hill, our Chairman, President and CEO, are independent under the NYSE listing standards, the Board’s Director Independence Criteria, and the applicable SEC rules and regulations. The NYSE listing standards provide that a director does not qualify as independent unless our Board affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with our company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the following Director Independence Criteria to assist it in determining whether a director has a material relationship with our company.

DIRECTOR INDEPENDENCE CRITERIA

The Director Independence Criteria provide that a director will be considered independent if he or she:

(a)	has not been an employee of our company, or any of its consolidated subsidiaries, during the last three years;

(b)

has not received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued

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CORPORATE GOVERNANCE

service) during any twelve-month period within the last three years;

(c)	has not during the last three years personally performed legal or professional services for our company in an amount more than $10,000;

(d)

is not a current partner or employee of our company’s independent auditor and has not been employed by the present or former independent auditor of our company and personally worked on our company’s audit during the last three years;

(e)

during the last three years, has not been part of an interlocking directorate in which an executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employs the director;

(f)

is not, and has not been in the past three years, an executive officer or an employee of another company (exclusive of charitable organizations) that makes payments to, or receives payments from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

(g)	has no immediate family member who is, or has been within the last three years, an executive officer of our company, or any of its consolidated subsidiaries;

(h)

has no immediate family member meeting any of the criteria set forth in (b) - (f); except with respect to item (d), in which case an immediate family member may be an employee (not a partner) of the independent auditor so long as such family member does not personally work on our company’s audit; and

(i)

has no other material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder, director or officer of an organization that has a material relationship with our company or any of its consolidated subsidiaries.

In determining director independence, “immediate family member” is defined as a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than a domestic employee) who shares the director’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, are not taken into consideration when determining a director’s independence. The Director Independence Criteria also require our Board to consider all relevant facts and circumstances, including a director’s commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships and such other criteria as our Board may determine from time to time.

In early 2019, the Board conducted an evaluation of director independence for each director, based on the Director Independence Criteria, the NYSE listing standards and applicable SEC rules and regulations. As a result of this evaluation, the Board affirmatively determined that all of the directors other than our Chairman, President and CEO, Tom Hill, are independent directors under our Board’s Director Independence Criteria, the NYSE listing standards and the applicable SEC rules and regulations.

DIRECTOR NOMINATION PROCESS

The Governance Committee considers director candidates recommended by our shareholders. Any shareholder wishing to recommend a candidate for election at the 2020 Annual Meeting of Shareholders must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, in accordance with the deadlines and procedures set forth in our bylaws. The notice should include the following:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed under the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by our Board, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director if so elected.

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CORPORATE GOVERNANCE

The Governance Committee will identify nominees by first evaluating the current members of our Board willing to continue in service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of our Board with the potential benefits of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to nominate a current Board member for re-election, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria. Directors and members of management also may suggest candidates for Board service. Timely recommendations by our shareholders will receive equal consideration by the Governance Committee.

BOARD LEADERSHIP STRUCTURE

Our Board understands the importance of evaluating and determining the optimal leadership structure so as to provide independent oversight of management. Our Board also understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary from time to time. For this reason, our Board does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board has determined that our company should have the flexibility to combine or separate these functions as circumstances deem appropriate. The Board believes that it is in the best interests of our company and its shareholders to have Tom Hill serve as our Chairman, President and CEO, at this time.

In considering its leadership structure, our Board has taken a number of additional factors into account. The Board, which consists exclusively of independent directors, other than Mr. Hill, and all of whom are highly qualified and experienced, exercises a strong independent oversight function. This oversight function is enhanced by the fact that all of the Board’s committees, other than the Executive Committee, are comprised entirely of independent directors.

Most significantly, our Corporate Governance Guidelines provide for an independent lead director, a position that is elected annually from among the independent directors of our Board.

Among other things, the lead director is responsible for:

•	presiding at all meetings or sessions of meetings of the Board at which the Chairman is not present, including at executive sessions of the non-management and independent directors;

•	serving as liaison between the Chairman and the non-management and independent directors;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, as well as meeting agendas and information sent to the Board;

•	having authority to call meetings of the non-management and independent directors; and

•	if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

The duties of the lead director are delineated in our Corporate Governance Guidelines, which are available on our website at www.vulcanmaterials.com. Mr. Prokopanko currently serves as the lead director, and Mr. Hall will become lead director on May 10, 2019.

Our Board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis. For additional information regarding how oversight is exercised and how the Board receives information from our committees performing risk management and oversight functions, see “Corporate Governance—Enterprise Risk Management” on page 19.

NON-MANAGEMENT EXECUTIVE SESSIONS

Our Board has adopted a policy relating to non-management executive sessions. Under this policy, the Board meets at each regularly scheduled Board meeting in an executive session in which Mr. Hill and other members of management are not present. During 2018, the non-management directors met in executive session five times.

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CORPORATE GOVERNANCE

MEETINGS AND ATTENDANCE

In 2018, our Board held five in-person meetings, and each current director who was a member of the Board in 2018 attended more than 95% of the total number of meetings of the Board and meetings of the committees during 2018 of which he or she was a member.

Our directors are expected to attend the Annual Meeting of Shareholders. In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders. All of our Board members attended the 2018 Annual Meeting of Shareholders in person.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established six standing committees as follows:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	EXECUTIVE COMMITTEE	FINANCE COMMITTEE	GOVERNANCE COMMITTEE	SAFETY, HEALTH AND ENVIRONMENTAL AFFAIRS COMMITTEE
Thomas A. Fanning	•	Chair	•
O. B. Grayson Hall, Jr.			•	Chair	•
J. Thomas Hill			Chair
Cynthia L. Hostetler				•	•
Richard T. O’Brien	Chair		•			•
James T. Prokopanko		•			•
Kathleen L. Quirk	•			•
David P. Steiner			•		Chair	•
Lee J. Styslinger, III		•	•			Chair
Number of meetings held in 2018	7	4	0	3	3	2

The charters of the Audit, Compensation and Governance Committees are available on our website at www.vulcanmaterials.com. You can also obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

All of the Board committees, other than the Executive Committee, are composed entirely of independent, non-management directors.

AUDIT COMMITTEE

The Audit Committee advises our Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of our company’s financial management. Pursuant to its charter, the Audit Committee selects our company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit Committee’s primary responsibilities under its written charter include the following:

•	Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts and our internal controls over financial reporting for the fiscal year in which it is appointed;

•	Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all auditing and non-auditing services of such firm, other than certain de minimis non-audit services;

•	Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;

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CORPORATE GOVERNANCE

•	Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;

•	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by our Board, and recommending proposed changes to our Board.

In addition, the Audit Committee is responsible for reviewing and discussing with management our company’s policies with respect to risk assessment and risk management. Further information about the role of the Audit Committee in risk assessment and risk management are included in the Section entitled “Enterprise Risk Management” on page 19.

The Audit Committee has established policies and procedures for the pre-approval of all services by the independent registered public accounting firm. See “Independent Registered Public Accounting Firm—Pre-Approval of Services Performed by Independent Registered Public Accounting Firm” on page 22 for more information.

The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by our company regarding its accounting, internal controls and auditing matters. See “Corporate Governance—Policy on Reporting of Concerns Regarding Accounting Matters” on page 20 for more information.

The members of the Audit Committee are Messrs. O’Brien (Chair) and Fanning, and Ms. Quirk. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the NYSE, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations” under the subheading “Corporate Governance.” In addition, our Board has determined that both Mr. O’Brien and Ms. Quirk are “audit committee financial experts” as defined by rules adopted by the SEC. More details about the role of the Audit Committee may be found in the Report of the Audit Committee on page 21 of this proxy statement.

COMPENSATION COMMITTEE

The Compensation Committee determines and oversees the execution of our company’s executive compensation philosophy, and oversees the administration of our company’s executive compensation plans.

The Compensation Committee is responsible for, among other things:

•	determining and setting the amount of compensation paid to our CEO and other senior officers;

•	reviewing compensation plans relating to our officers;

•	interpreting and administering the Executive Incentive Plan (EIP), the 2006 Omnibus Long-Term Incentive Plan (2006 Plan) and the 2016 Omnibus Long-Term Incentive Plan (2016 Plan); and

•	making recommendations to the Board with respect to compensation paid by our company to any director.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statement.

The Compensation Committee retains Meridian Compensation Partners, LLC as its independent compensation consultant. For a description of the process undertaken by the Compensation Committee to set compensation and the role of our independent compensation consultant in that process, please refer to the Section entitled “Compensation Discussion and Analysis” in this proxy statement.

The members of the Compensation Committee are Messrs. Fanning (Chair), Prokopanko and Styslinger. The Compensation Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. In addition, each Compensation Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (Code).

EXECUTIVE COMMITTEE

The Executive Committee has the same powers as our Board, except as limited by the New Jersey Business Corporation Act. Pursuant to its charter, the Executive Committee’s primary function is to exercise the powers of the Board on urgent matters arising between regularly scheduled board meetings when a quorum of the full Board is not available. Members of the Executive Committee are Messrs. Hill (Chair), Fanning, Hall, O’Brien, Steiner and Styslinger.

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CORPORATE GOVERNANCE

FINANCE COMMITTEE

The Finance Committee assists the Board in its oversight of the company’s actual and projected financial performance, capital structure and capital allocation, pension plans and 401(k) plans, and other matters of financial significance (e.g., acquisitions). The Finance Committee’s primary responsibilities under its written charter are:

•	reviewing the company’s actual year-to-date financial performance, estimated full year financial performance and projected long-term financial performance;

•	reviewing the company’s capital structure, liquidity, credit metrics and credit ratings relative to its objectives, capital allocation plans and strategies, and projected near-term financing requirements;

•	reviewing and recommending to the Board, the company’s proposals for dividend policy and dividend payments; and

•	ensuring that the pension plans’ and 401(k) plans’ assets are managed in compliance with all applicable laws and regulations (e.g., ERISA), and reviewing the funded status of the pension plans to ensure compliance with minimum funding requirements under all applicable laws and regulations.

Every member of the Finance Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. Members of the Finance Committee are Mr. Hall (Chair) and Mses. Hostetler and Quirk.

GOVERNANCE COMMITTEE

The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. The Governance Committee also plans for the succession of the CEO and other senior executives. In addition, the Governance Committee serves as the nominating committee and is responsible for identifying and assessing director candidates, including making recommendations to our Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:

•	identifies individuals qualified to become Board members consistent with criteria established in its charter;

•	recommends director nominees to our Board for the next Annual Meeting of Shareholders; and

•	evaluates individuals suggested by shareholders as director nominees.

In recommending director nominees to the Board, the Governance Committee considers all of the factors listed under “Board Composition and Director Qualifications” set forth in this proxy statement.

The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and for a substantial majority of the members of the Board to meet the definition of “independent” as defined by the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria.

The Governance Committee also reviews our Board’s committee structure and recommends to our Board, for its approval, directors to serve as members of each committee. The Governance Committee is also responsible for overseeing the evaluations of the Board and its committees.

Members of the Governance Committee are Messrs. Steiner (Chair), Hall and Prokopanko, and Ms. Hostetler. The Governance Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria.

SAFETY, HEALTH AND ENVIRONMENTAL AFFAIRS COMMITTEE

The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs. It also monitors our compliance with safety, health and environmental laws and regulations and oversees operational risk. Every member of this Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. Members of the Safety, Health and Environmental Affairs Committee are Messrs. Styslinger (Chair), O’Brien and Steiner.

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CORPORATE GOVERNANCE

ENTERPRISE RISK MANAGEMENT

MANAGEMENT

Our company has a management risk committee that is led by senior corporate officers and draws on the subject matter expertise of senior managers from various functional departments and from line operations management. The management risk committee meets on a regular basis to discuss and evaluate enterprise risks facing the company. The committee develops mitigation plans in response to identified risks and monitors the implementation of such plans. The management risk committee makes regular reports to the Board and the Audit and Safety, Health and Environmental Affairs Committees.

BOARD OF DIRECTORS

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial risk, including internal controls and cybersecurity risks. Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to our company’s compliance and ethics programs. In addition, our Safety, Health and Environmental Affairs Committee assists the Board in fulfilling its responsibilities with respect to monitoring operational risks and compliance with safety, health and environmental laws and regulations and works closely with our company’s legal and regulatory groups. Our Compensation Committee also assists the Board in fulfilling its oversight responsibilities to create long-term value for our company, while discouraging behavior that leads to excessive risk taking. Finally, our Finance Committee assists the Board in managing risk relating to investment of the company’s pension fund assets and debt/leverage risks. The Board is kept informed of its committees’ risk oversight and other activities through reports of the committees’ chairs to the Board. These reports are presented at Board meetings and include discussions of committee agenda topics. The Board also considers specific risk topics, including risks associated with our strategic plan, our capital structure, our development activities and other current risk topics.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company and that our Board structure supports this approach. To further illustrate our approach, the Board devotes significant time and attention to the oversight of cybersecurity and information security risks, and benefits from the technical expertise of certain of its members, namely Messrs. Fanning and Hall. In particular, the Board and Audit Committee each receives regular reporting on cybersecurity and information security risks. The company’s management risk committee is also focused on the issue. This collaboration between the Board, the Audit Committee and members of management ensures broad oversight of the evolving nature of cybersecurity and information security risks.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

TRANSACTIONS WITH RELATED PERSONS

Transactions in which the company participates and in which any related person of the company has a direct or indirect material interest are subject to our Business Conduct Policy and are subject to review, approval or ratification, as appropriate under the circumstances, by the company under the standards enumerated in the Business Conduct Policy. Each director, executive officer and director nominee of the company receives and agrees to abide by our Business Conduct Policy. We also require our directors and executive officers to complete a director and officer questionnaire annually that requires disclosure of any related party transactions.

In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which the company participates. The Board also considers other entities with which the directors are affiliated and any business the company has done with such entities.

Except as discussed below, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our processes for review, approval or ratification of transactions with related persons in which (i) Vulcan was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any director, nominee for director, executive officer or 5% owner of our common stock or an immediate family member of any such person.

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CORPORATE GOVERNANCE

The company paid approximately $6.7 million in rent and royalty payments to Florida Rock Properties, Inc. (FRP) in 2018 in the ordinary course of its aggregates operations. Mr. Baker, our Senior Vice President, is a significant shareholder of FRP Holdings, Inc., the parent company of FRP.

With respect to the transactions involving Messrs. Hall and Fanning described below, we do not believe that either individual had a direct or indirect material interest that would impair his independence or status as a “non-employee director” or “outside director” under applicable rules of the NYSE, SEC or the Code.

Mr. Hall, a member of our Board of Directors, served as Executive Chairman (through December 2018) and Chairman and Chief Executive Officer (through July 2018) of Regions Financial Corporation (Regions Financial), one of the nation’s largest full-service banking institutions. Regions Bank, a subsidiary of Regions Financial, provides lending, trustee and investment banking services to the company. Any loans made by Regions Bank to the company during fiscal year 2018 were made in the ordinary course of business, were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to the company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Additionally, in 2018, the company sold approximately $718,000 worth of product to Southern Company, which is less than 1% of either company’s revenues for 2018. Mr. Fanning, a member of our Board of Directors, is the Chairman, President and CEO of Southern Company.

SHAREHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS

Our Board has established a process for shareholders and other interested parties to communicate directly with the lead director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our non-management directors, including our Board’s lead director, may send correspondence to the following address:

Board of Directors

(or lead director or name of individual director)

c/o Corporate Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.

POLICY ON REPORTING OF CONCERNS REGARDING ACCOUNTING

MATTERS

Our Business Conduct Policy (available on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Corporate Governance”) sets forth our policies regarding reporting of accounting-related concerns or complaints (as well as reporting of other concerns or complaints) to our Compliance Officer or the Audit Committee.

Any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Vulcan Audit Committee

c/o Corporate Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

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Report of the Audit Committee

The Audit Committee of the Board is responsible for, among other things, reviewing our company’s financial statements with management and our company’s independent registered public accounting firm. The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the NYSE, the SEC and our Director Independence Criteria.

Our company’s management has the primary responsibility for our company’s financial statements and financial reporting process, including the system of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles. Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), the effectiveness of our company’s internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed our company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 “Communications with Audit Committees” issued by the PCAOB. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of any non-audit services is compatible with the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our company and management.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Dated: February 21, 2019

AUDIT COMMITTEE

Richard T. O’Brien, Chair

Thomas A. Fanning

Kathleen L. Quirk

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

2019 PROXY STATEMENT	21

Independent Registered Public Accounting Firm

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees billed to us for the fiscal years ended December 31, 2018 and 2017, by Deloitte & Touche LLP and its affiliates (all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu Limited) were as follows:

	2018	2017
Audit Fees(1)	$2,799,260	$3,134,945
Audit-Related Fees(2)	148,500	161,790
Tax Fees	0	0
All Other Fees(3)	0	59,620
Total	$2,947,760	$3,356,355
(1)

Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal controls over financial reporting, reviews of our quarterly financial statements, comfort letters, consents, and other services associated with other SEC filings.

(2)	Consists of fees for the audits of our employee benefit plans and accounting consultations relating to various asset transactions.

(3)	Consists of fees for services related to an internal audit quality assessment project.

PRE-APPROVAL OF SERVICES PERFORMED BY INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit

Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting. The Audit Committee or the Chair of the Audit Committee pre-approved all audit, audit-related, tax and other services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2018.

No audit-related, tax or other services were rendered in 2018 pursuant to the de minimis exception to the pre-approval requirement set forth in Regulation S-X Rule 2-01(c)(7)(i)(C).

22	2019 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of our company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (# OF SHARES)		PERCENT OF CLASS
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	14,138,360	(1)	10.7%
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, IL 61710	12,733,571	(2)	9.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,540,962	(3)	6.5%

(1)

Based on information contained in a Schedule 13G/A, filed with the SEC on February 11, 2019. The Vanguard Group (Vanguard) reports sole power to vote (or direct the vote of) 161,362 shares and sole power to dispose (or direct the disposition of) 13,951,357 shares. Vanguard also reports shared power to vote (or direct the vote of) 30,135 shares and shared power to dispose (or direct the disposition of) 187,003 shares. Vanguard reports an aggregate amount of 14,138,360 shares beneficially owned.

(2)

Based on information contained in a Schedule 13G, filed with the SEC on February 5, 2019, by State Farm Mutual Automobile Insurance Company and various affiliated entities (State Farm). State Farm reports sole power to vote (or direct the vote of) and dispose (or direct the disposition of) 12,680,600 shares and the shared power to vote (or direct the vote of) and dispose (or direct the disposition of) 52,971 shares. State Farm reports an aggregate amount of 12,733,571 beneficially owned shares. Each entity listed in the Schedule 13G expressly disclaims beneficial ownership as to all shares as to which such entity has no right to receive the proceeds of the sale of the security and disclaims that it is part of a group.

(3)

Based on information contained in a Schedule 13G/A, filed with the SEC on February 6, 2019. BlackRock, Inc. (BlackRock) reports sole power to vote (or direct the vote of) 7,475,157 shares and sole power to dispose (or direct the disposition of) 8,540,962 shares. BlackRock reports an aggregate amount of 8,540,962 shares beneficially owned. Various persons have the right to receive, or the power to direct the receipt of, dividends and the proceeds from the sale of the company’s common stock. No one person’s interest in the company’s common stock is more than five percent of the total outstanding common shares.

2019 PROXY STATEMENT	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, unless otherwise indicated, as of March 1, 2019, regarding beneficial ownership of our company’s common stock, our only outstanding class of equity securities, by each of our directors, each of our NEOs identified in the Summary Compensation Table on page 46 of this proxy statement, and our directors and executive officers as a group. We believe that, for each of the individuals set forth in the table below, such individual’s financial interest is aligned with the interests of our other shareholders because the value of such individual’s total holdings will increase or decrease in line with the price of our common stock.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (# OF SHARES)

NON-EMPLOYEE DIRECTORS(1)	SHARES OWNED DIRECTLY OR INDIRECTLY	PHANTOM SHARES HELD PURSUANT TO PLANS	TOTAL	PERCENT OF CLASS
Thomas A. Fanning	0	9,413	9,413	*
O. B. Grayson Hall, Jr.	0	12,065	12,065	*
Cynthia L. Hostetler	0	5,461	5,461	*
Richard T. O’Brien	0	18,030	18,030	*
James T. Prokopanko	0	15,898	15,898	*
Kathleen L. Quirk	0	2,597	2,597	*
David P. Steiner	0	4,212	4,212	*
Lee J. Styslinger, III	4,002	16,281	20,283	*

CEO AND OTHER NEOS(2)	SHARES OWNED DIRECTLY OR INDIRECTLY		EXERCISABLE OPTIONS/ SOSARS	DEFERRED LTI PAYMENTS	TOTAL	PERCENT OF CLASS
Tom Hill	110,483	(3)	110,476	8,455	229,414	*
John McPherson	63,014	(4)	350,184	0	413,198	*
Suzanne Wood(5)	0		0	0	0	*
Stan Bass	43,047	(6)	48,875	22,427	114,349	*
Michael Mills	58,312	(7)	44,175	0	102,487	*
Tom Baker	15,848	(8)	4,034	0	19,882	*
All Directors and Executive Officers as a group (18 persons)					1,042,713	0.79%

*	Less than 1% of issued and outstanding shares of our company’s common stock.

(1)

Beneficial ownership for our non-employee directors includes all shares held of record or in street name and, if noted, by trusts or family members. The amounts also include non-forfeitable phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan and Deferred Stock Units (DSUs) awarded under the 2006 Plan and the 2016 Plan.

(2)

Beneficial ownership for the executive officers includes shares held of record or in street name and, if noted, by trusts or family members. The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 30, 2019, shares credited to the executives’ accounts under our 401(k) Plan and any long-term incentive (LTI) payments from DSUs, Performance Share Units (PSUs) and Restricted Stock Units (RSUs) that may have been deferred into the Executive Deferred Compensation Plan.

(3)	Includes 21,879 shares held in 401(k) plan and excess benefit plan.

(4)	Includes 10,404 shares held in 401(k) plan and excess benefit plan.

(5)	Ms. Wood joined the company in September of 2018.

(6)	Includes 14,784 shares held in 401(k) plan and excess benefit plan.

(7)	Includes 10,099 shares held in 401(k) plan and excess benefit plan.

(8)	Includes 1,113 shares held in 401(k) plan and excess benefit plan and 14,735 shares held indirectly in trusts.

24	2019 PROXY STATEMENT

Equity Compensation Plans

The table below sets forth information regarding the number of shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2018.

EQUITY COMPENSATION PLAN INFORMATION

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders(1):
2000 Florida Rock Industries Amended & Restated Stock Plan(2)
Stock-Only Stock Appreciation Rights	24,213	$45.36
Total 2000 Florida Rock Industries Amended & Restated Stock Plan	24,213		0(2)
2006 Omnibus Long-Term Incentive Plan(3)
Stock-Only Stock Appreciation Rights	1,555,370	$52.25
Performance Share Units	374,174
Restricted Stock Units	60,019
Deferred Stock Units for Non-employee Directors	62,293
Total 2006 Omnibus Long-Term Incentive Plan	2,051,856		2,570,042(3)
2016 Omnibus Long-Term Incentive Plan
Stock-Only Stock Appreciation Rights	162,000	$122.03
Performance Share Units	248,639
Restricted Stock Units	85,360
Deferred Stock Units for Non-employee Directors	29,436
Total 2016 Omnibus Long-Term Incentive Plan	525,435		7,166,793
Equity compensation plans not approved by security holders	NONE		NONE
Total of All Plans	2,601,504		9,736,835

(1)

All of our company’s equity compensation plans have been approved by the shareholders of our company or, in the case of the 2000 Florida Rock Industries Amended & Restated Stock Plan, by the shareholders of Florida Rock Industries, Inc. prior to our acquisition of that company. Column (A) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 2000 Florida Rock Industries Amended & Restated Stock Plan, the 2006 Plan and the 2016 Plan. The weighted-average exercise price of outstanding stock options is shown in Column (B). The remaining number of shares that may be issued under the equity compensation plans are shown in Column (C).

(2)

This plan was approved by the shareholders of Florida Rock Industries, Inc. Shares available have been adjusted for the merger transaction. Units were only available for granting of awards until September 30, 2010. Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that are outstanding.

(3)	Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that were outstanding when the 2016 Plan was approved.

2019 PROXY STATEMENT	25

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis describes the company’s executive compensation philosophy and programs for our named executive officers (NEOs). The company’s NEOs for 2018 were:

NAME	PRINCIPAL POSITION
J. Thomas Hill	Chairman, President and Chief Executive Officer
John R. McPherson(1)	Former Executive Vice President and Chief Financial and Strategy Officer
Suzanne H. Wood(2)	Senior Vice President and Chief Financial Officer
Stanley G. Bass	Chief Growth Officer
Michael R. Mills	Chief Administrative Officer
Thompson S. Baker, II	Senior Vice President

(1)	Mr. McPherson served as our Chief Financial Officer through August 31, 2018, and as our Executive Vice President, Chief Strategy Officer through December 31, 2018.
(2)	Ms. Wood began serving as our Senior Vice President and Chief Financial Officer on September 1, 2018.

Executive Summary

Vulcan’s unwavering commitment to reliability, quality and customer service has long provided us with a competitive edge, and we remain well-positioned as an industry leader. Vulcan’s mission drives every aspect of our business, including the pay-for-performance philosophy of our executive compensation program. We believe that our approach to executive compensation appropriately aligns management’s interests with those of our shareholders and encourages a focus on producing long-term, sustainable shareholder value.

Our mission is to provide quality products and service; to foster the safety, skills and development of our people; to protect the environment; and to create superior, sustainable value for our shareholders.

26	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION MIX

To ensure management’s interests are aligned with those of shareholders and the performance of our company, a substantial portion of our NEOs’ compensation is at-risk and will vary above or below target levels depending on company performance. Additionally, in order to align our executives’ interests with those of our shareholders, we have historically paid a majority of NEO compensation through long-term performance-based equity awards. In recent years, the Compensation Committee has awarded PSUs and SOSARs in order to tie executive compensation more closely to company performance, including stock price growth. Of total cash compensation paid, roughly half is performance-based. The diagrams below show the percentage of our NEOs’ 2018 target compensation that was performance-based and at-risk.

Our compensation program is intended to motivate our NEOs to achieve Vulcan’s strategic goals and operational plans while adhering to our high ethical business standards.

2019 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

2018 PERFORMANCE

FINANCIAL PERFORMANCE

Our operating disciplines, like our world-class safety performance, remained strong in 2018. Despite weather disruptions and a 25% increase in the cost of diesel fuel during the year, the company delivered strong top and bottom line growth—a testament to our operating discipline and the talent of our people. For the year, the company increased total revenues and Adjusted EBITDA compared to the prior year.

We performed well in 2018 and are confident in our ability to deliver even stronger results in the future, as we benefit from the operational strength of our business and improving market trends. Notable in this regard is the marked increase in state and local highway funding that is now translating into increased aggregates shipments, thanks to state legislative initiatives and successful local ballot measures.

(1)	2017 net earnings include discrete income tax benefits of $297.0 million, including benefits arising from the enactment of the Tax Cuts and Jobs Act.

(2)	Adjusted EBITDA is a non-GAAP financial measure. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in Annex A to this proxy statement.

SAFETY PERFORMANCE

Our collective safety performance in 2018 was the best in our company’s history. We achieved a world-class level of 0.92 injury incidents per 200,000 hours worked, and our MSHA citation rate was 0.70 compared to an industry average of 2.06. Our safety performance underscores our strong culture, which is bolstered by an engaged workforce that believes in employee ownership of safety and operational performance. We believe that the more engaged our managers are with their teams and the more engaged our employees are with each other, the safer and more effective our operations will become.

In addition, each NEO’s short-term performance-based bonus is dependent on the company’s safety performance and may be adjusted as much as 25% of target based on measurable performance in safety. This bonus metric reflects the importance of safety at the highest levels of our management team.

We believe that safety culture is a leading indicator of a well-run company, and we are committed to continuous improvement on our world-class performance.

28	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

SHAREHOLDER ENGAGEMENT AND SAY ON PAY RESULTS

At our 2018 Annual Meeting of Shareholders, over 98% of the votes cast were in favor of the advisory vote to approve the compensation of our NEOs (“Say on Pay” vote). We believe the results of the 2018 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program. Furthermore, during our shareholder engagement discussions over the course of 2018, shareholders were generally supportive of our executive compensation program and the accompanying disclosures.

We recognize, however, that we must always strive for continuous improvement. To that end, acting on some of the advice and guidance that we received in the course of our shareholder outreach efforts, we added our annual average growth rate of Aggregates Cash Gross Profit per ton (versus a pre-determined target) as an additional metric, together with Total Shareholder Return, for determining payouts for PSUs granted in 2019.

EXECUTIVE COMPENSATION PRACTICES

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance, as well as those not implemented because we do not believe they would serve our shareholders’ interests.

WHAT WE DO

Pay for performance. Tie pay to performance by ensuring that a significant portion of NEO compensation is performance-based and at-risk.

Median compensation targets. All compensation elements of our executives are generally targeted at the market median (50th percentile), subject to individual variation based on the Compensation Committee’s assessment of each executive’s performance, experience and responsibilities as well as internal equity considerations.

PSUs are a substantial portion of long-term incentive awards. PSU grants, tied to our relative performance against the S&P 500, comprised approximately 73% of the total value of annual long-term incentive grants made to our NEOs in 2018. SOSARs comprised the remaining 27%.

“Double-Trigger” change of control requirement for long-term incentive awards. Our 2016 Plan provides that long-term incentive awards will not vest upon a change of control of Vulcan unless: (i) awards are not assumed, substituted or continued by the surviving company, or (ii) if such awards are assumed, substituted or continued by the surviving company, only upon a participant’s qualifying termination of employment.

Robust share ownership guidelines with an equity retention requirement. We have stock ownership guidelines of 7 times base salary for the CEO and 3 to 4 times base salary for our other NEOs and an equity retention requirement of 50% of net shares paid as incentive compensation until ownership guidelines are met.

Clawback Policy. We have a compensation recovery (clawback) policy that requires officers to forfeit certain cash-based incentive compensation and/or equity-based incentive compensation if the company restates its financial statements due to the officer’s misconduct.

No pledging of shares. Our directors and officers are not permitted to pledge Vulcan shares as collateral for loans or any other purpose.

No hedging. We prohibit directors and officers from engaging in short sales of Vulcan stock or similar transactions intended to hedge or offset the market value of Vulcan stock owned by them.

Independent compensation consultant. The Compensation Committee uses an independent compensation consultant that provides no other services to the company.

WHAT WE DON’T DO

Employment contracts. None of our NEOs have employment contracts that guarantee continued employment or a certain level of compensation.

Dividends on unvested PSUs. Our PSUs require 3 or 4 years to vest and dividends are neither paid nor accrued during such vesting period.

Repricing. Stock options and SOSAR exercise prices are set equal to the grant date market price and may not be repriced.

Excessive Change of Control Agreements. Our Change of Control Agreements do not provide for:

•  “Single-trigger” termination right;

•  Inclusion of long-term incentive value in the calculation of cash severance; or

•  Excise tax gross-ups.

2019 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program in Detail

COMPENSATION PHILOSOPHY

The dedication and performance of our employees, including our NEOs, enable us to accomplish our corporate goals. The compensation program for our NEOs is intended to motivate them to achieve Vulcan’s strategic goals and operational plans while adhering to our high ethical business standards.

Vulcan’s executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with shareholder value and ultimately impacts our compensation program design.

OUR THREE COMPENSATION PRINCIPLES

Link a significant portion of compensation to performance.

We believe that compensation levels should reflect performance—both the performance of Vulcan and the performance of the recipient. This is accomplished by:

•  Motivating, recognizing and rewarding individual excellence

•  Paying short-term cash bonuses based upon company financial performance and individual performance

•  Linking long-term compensation to our company’s stock performance through the use of PSUs and SOSARs

Maintain competitive compensation levels.

We strive to offer programs and levels of compensation that are competitive with those offered by industrial companies of similar size, value and complexity in order to attract, retain and reward our NEOs.

Align management’s interests with those of shareholders.

Our program encourages NEOs to remain with us and to increase long-term shareholder value by granting long-term equity-based awards each year and tying short-term cash bonuses to the achievement of economic profit targets closely aligned with the creation of shareholder value.

BENCHMARKING COMPENSATION AND PEER GROUP DEVELOPMENT

On an annual basis, the Compensation Committee reviews a benchmarking analysis of total compensation for our CEO and other NEOs relative to market data. Our compensation consultant develops market data appropriate for a company of our size using a combination of peer group data and market surveys.

IMPLEMENTATION OF NEW PEER GROUP

We revised our peer group for 2018 in order to provide more relevant comparisons of pay level and pay practices, by including companies more comparable to Vulcan in terms of industry, size, margins and capital intensity. We implemented a systematic process that began with a list of all U.S. public companies, and we refined the potential list of peers using these and other selection criteria filters, resulting in the final list of 29 companies. When the peer group was approved by the Compensation Committee, our revenues approximated the median of the peer group and our market capitalization was above the 75th percentile.

We select peers based on their industry (construction, materials and mining) and then based on their size (revenues, capital intensity and operating margins).

30	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

PEER GROUP

Our peer group for 2018 compensation decisions was comprised of 29 companies from the construction, materials and mining industries. Our peer group consisted of the following companies:

•	Air Products and Chemicals, Inc.

•	Allison Transmission Holdings, Inc.

•	Armstrong World Industries, Inc.

•	Ball Corporation

•	Cabot Corporation

•	Celanese Corporation

•	CF Industries Holdings, Inc.

•	Cleveland-Cliffs Inc.

•	Dover Corporation

•	Eagle Materials Inc.

•	Eastman Chemical Company

•	Ecolab Inc.

•	Fortune Brands Home & Security, Inc.

•	Lennox International Inc.

•	Martin Marietta Materials, Inc.
•	Masco Corporation

•	Minerals Technologies Inc.

•	NewMarket Corporation

•	Newmont Mining Corporation

•	Owens Corning

•	Packaging Corporation of America

•	Praxair, Inc.

•	Summit Materials, Inc.

•	The Mosaic Company

•	The Timken Company

•	U.S. Concrete, Inc.

•	USG Corporation

•	W. R. Grace & Co.

•	Westlake Chemical Corporation

The diagram below compares Vulcan’s previous peer group of 28 companies to its new peer group of 29 companies.

2019 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

USE OF PEER GROUP AND MARKET COMPENSATION STUDIES

The peer group compensation data, in combination with consideration of each NEO’s experience, responsibilities and performance, assist the Compensation Committee in making informed, market-based decisions regarding our executive pay program.

In an effort to provide an additional reference point for competitive pay for NEOs, other than our CEO and CFO, our compensation consultant conducts an executive market study (using survey data from Aon and Willis Towers Watson, two global consulting firms specializing in compensation practices) that compares our NEOs’ total compensation to that of similarly situated executives among U.S. manufacturing companies with revenues between $1 billion and $4.9 billion.

Using the peer group analysis and the Aon and Willis Towers Watson survey data, we seek to provide target compensation at a competitive level for each of the three elements: base salary, short-term cash bonus and long-term equity-based awards. We generally target each element at the 50th percentile of the market as determined by the analysis, subject to individual variation based on the

Compensation Committee’s assessment of each executive’s performance, experience and responsibilities as well as internal equity considerations.

This analysis serves as a starting point for evaluating appropriate levels of base salary. We generally target base salaries at the 50th percentile of the market as determined by our analysis, which we believe is the appropriate level for ensuring the competitiveness of our compensation.

We set the target cash bonus opportunity for our NEOs at competitive market levels consistent with similarly situated executives in our peer group and in the compensation surveys. Corporate performance at target levels is intended to yield a bonus for each NEO at a level approximately equal to the median level indicated in the compensation study with respect to similarly situated executive officers.

We establish a standard percentage of each NEO’s base salary to be used as the targeted value of long-term awards to each NEO. The Compensation Committee sets the standard at approximately the 50th percentile of the awards made to individuals with similar positions in the market as determined by our competitive market analysis.

KEY PAY ELEMENTS

The following chart summarizes the key pay elements for our NEOs. Each element is described in detail beginning on page 37 in the Section “Elements of Compensation.”

Compensation Element		Purpose	How it Links to Performance
FIXED	Base Salary	Cash	To provide a stable, reliable source of income	Reviewed annually in light of performance factors (company and individual), market compensation practices and current responsibilities
AT-RISK	Short-Term Performance-Based Bonus	Cash	To reward the achievement of annual financial and other performance goals	Variable and based on preestablished company performance goals as measured by EBITDA EP*
AT-RISK	Long-Term Incentive (LTI) Awards	Equity	To reward long-term company performance	Variable and based on our corporate performance. • PSUs comprised 73% of LTI award for 2018; paid if the applicable performance goal, total shareholder return over the three-year performance period, is met • SOSARs comprised 27% of LTI award for 2018; value is determined by the increase in the value of the company's stock

*	EBITDA Economic Profit (EBITDA EP) is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

32	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decision Process

COMPENSATION COMMITTEE	COMPOSED ENTIRELY OF INDEPENDENT DIRECTORS

The Compensation Committee administers our executive compensation program in accordance with our Compensation Committee Charter. The current charter is available at www.vulcanmaterials.com. On our website, select “Investor Relations,” then “Corporate Governance.” From there, you can visit our “Committees” page, which lists the composition of our board committees as well as their respective charters.

In accordance with our Compensation Committee Charter, the Compensation Committee:

•	Annually reviews and approves corporate goals and objectives relevant to the CEO’s compensation

•	Reviews the CEO’s performance and independent compensation consultant’s recommendations and, accordingly, determines the CEO’s compensation

•	Presents the CEO’s overall compensation package to the entire Board of Directors for ratification

•	Determines and sets base salary and short- and long-term incentives for other NEOs

•	Monitors market practices and reviews and approves any modifications to the company’s executive compensation program

•	Interprets and administers Executive Incentive Plan (EIP), 2006 Omnibus Long-Term Incentive Plan (2006 Plan) and 2016 Omnibus Long-Term Incentive Plan (2016 Plan)

INDEPENDENT COMPENSATION CONSULTANT	MERIDIAN COMPENSATION PARTNERS, LLC (MERIDIAN)

Meridian is engaged by and reports to the Compensation Committee, and occasionally meets with management to discuss compensation initiatives and issues. Meridian does not provide any other services to the company. The Compensation Committee determined that Meridian’s work as the Compensation Committee’s compensation consultant did not present any conflicts of interest in 2018.

In 2018, Meridian:

•	Provided the Compensation Committee with observations and recommendations on compensation and benefits for our CEO and other NEOs

•	Advised and assisted the Compensation Committee in the implementation of a new peer group for 2018 compensation decisions

•

Advised and assisted the Compensation Committee in a review of the company’s long-term incentive program and the addition of an internal financial metric in determining the payout of PSUs awarded in 2019

•	Conducted a benchmarking market study and analysis of executive compensation practices to ensure that our compensation program is reasonable and competitive

•	Had representatives attend four meetings of the Compensation Committee in 2018

MANAGEMENT

•

Management supports the Compensation Committee by providing information and analyses, and occasionally meets with our independent compensation consultant to discuss compensation initiatives and competitive practices

•	The CEO is responsible for establishing annual performance goals for each of the other NEOs and for conducting annual performance evaluations against such pre-established goals

•	Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation Committee for the compensation of the other NEOs

2019 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

THE ROLE OF INDIVIDUAL PERFORMANCE

Each NEO’s base salary and annual bonus is determined through thoughtful consideration of individual performance, company performance, competitive market pay as well as individual responsibilities and experience.

CEO EVALUATION

With respect to our CEO, the independent members of our Board use a formal process for evaluating his performance. Each Board member provides a written evaluation in the areas of leadership, strategic planning, financial performance, safety performance, customer relations, personnel management, communications, board relations and overall performance. In its performance deliberations, the Compensation Committee has access to the input from the full Board and independently assesses the CEO’s performance.

OTHER NEOS EVALUATION

For our NEOs other than our CEO, the Compensation Committee reviews performance reports, as prepared by our CEO. Individual performance is based primarily on the extent to which each NEO achieves a series of set goals throughout the period.

The following are notable individual accomplishments of each NEO in 2018:

Tom Hill CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

MR. HILL’S ACCOMPLISHMENTS DURING THE YEAR INCLUDED:

•	Leading the organization to achieve its second consecutive year of world-class, record low safety incident rates—the best in the company’s history—further reducing the injury incident rate by 5% through meaningful employee engagement and safety process initiatives

•	Providing leadership and proactive capital stewardship, reaffirming our capital allocation priorities and adhering to those priorities throughout the year. Under Mr. Hill’s leadership, the company maintained excellent liquidity, reinvested in its core franchises, maintained an investment grade credit rating, pursued profitable growth opportunities and returned excess cash to shareholders through dividends and share repurchases
•	Enhancing the organization’s “One Vulcan, Locally Led” competitive position, through reinforcement of the company’s continuous improvement culture, with particular emphasis on key disciplines including sales and operations, logistics and other support functions. Continuing improvement in these functions directly supports the organization’s long-term growth

•	Expanding the organization’s efforts to ensure a more diverse workforce through support of the initiatives of the company’s Diversity and Inclusion Council, by increasing diversity in the hiring of external candidates and by recruiting diverse candidates to serve in leadership positions

John McPherson FORMER EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL AND STRATEGY OFFICER

MR. MCPHERSON’S ACCOMPLISHMENTS DURING THE YEAR INCLUDED:

•	Demonstrating thoughtful, proactive capital stewardship through reinvestment in the asset base and driving improvements in capital project approval and execution, maintaining financial strength and flexibility, supporting pursuit and acquisition of strategic opportunities and maintaining a balanced return of capital to shareholders through dividend and share repurchases

•	Maintaining strong capital market relationships through cultivation of shareholders focused on long-term growth; maintaining investor attention on Vulcan’s lasting, long-term value
•	Strengthening the organization’s ability to deliver against intermediate-term growth expectations through logistics innovation and sourcing improvements

•	Further improving profitability of the business through increased aggregates gross profit per ton and flow through on incremental aggregates revenue to gross profit, as well as reducing SAG as a percent of sales revenues

34	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Suzanne Wood SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

MS. WOOD’S ACCOMPLISHMENTS DURING THE YEAR INCLUDED:

•	Developing organizational knowledge regarding the industry, markets serviced, business model, corporate strategic direction and competitive strengths, while engaging local management teams

•	Meeting with our top 20 shareholders and participating in other investor forums to establish and strengthen shareholder relationships and to ensure a smooth transition from John McPherson as CFO
•	Evaluating enterprise risk management and information security initiatives, as well as implementing improvements in processes and engagement

•	Assessing balance sheet structure, leverage ratio target and capital allocation priorities to ensure continued, proactive capital stewardship while driving improvements in project approval and execution

Stan Bass CHIEF GROWTH OFFICER

MR. BASS’ ACCOMPLISHMENTS DURING THE YEAR INCLUDED:

•	Executing strategic acquisitions, greenfield expansion, blue water distribution agreements and reserve development activities to support the company’s total growth strategy

•	Guiding the implementation of strategic commercial excellence sales initiatives and go-to-market strategies to further establish our competitive market advantage and sales execution throughout the enterprise
•	Leading the development and implementation of company-wide land management strategies, enhancing revenue through alternative sources including rental income, recycled materials, landfills, mitigation properties and water recharge pits

•	Partnering with local division leadership to develop market-specific growth strategies in alignment with overall enterprise-wide strategy

Michael Mills CHIEF ADMINISTRATIVE OFFICER

MR. MILLS’ ACCOMPLISHMENTS DURING THE YEAR INCLUDED:

•	Providing leadership to safety initiatives, resulting in achievement of record low safety incident rate

•	Further strengthening our culture through focus on diversity and inclusion practices, performance management processes and talent management capabilities
•	Driving review of long-term incentive plans, resulting in adoption of an internal financial metric better aligning employee performance with the interests of the company’s shareholders

•	Continuing to lead the company’s international priorities, including management of Mexican business objectives and acquisition of new ships enhancing blue water capabilities

2019 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

Tom Baker SENIOR VICE PRESIDENT

MR. BAKER’S ACCOMPLISHMENTS DURING THE YEAR INCLUDED:

•	Providing executive leadership to reporting divisions, achieving the second consecutive year of a record low safety incident rate through emphasis on employee engagement

•	Establishing baseline operating targets and implementing detailed game plans to balance inventories and minimize capped material production, as well as improving EBITDA and variable production costs
•	Leading succession planning and talent development efforts in each of the divisions, ensuring a pipeline of talent to achieve organizational goals

•	Continuing emphasis on strategic commercial excellence through enhancement of our go-to-market approach and sales capabilities; routinely engaging with sales teams across the enterprise to ensure achievement of strategic objectives

36	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

Our elements of compensation, all of which are discussed in greater detail below, include:

•	Base salary

•	Short-term performance-based bonus

•	Long-term equity incentives

•	Benefits and perquisites
•	Change of control agreements

•	Retirement benefits

BASE SALARY

The base salary element of our compensation program is designed to be competitive with compensation paid to similarly-situated, competent and skilled executives.

The Compensation Committee uses the information and procedures described below to set base salaries tied to individual performance, contribution to business results and market compensation comparisons. The Compensation Committee determines if base salary adjustments are appropriate for our NEOs after considering all of the following factors:

•	NEO’s performance relative to the pre-established goals and objectives in his or her areas of responsibility

•	NEO’s overall managerial effectiveness with respect to leadership planning, personnel development, communications, strategy execution and similar matters

•	Competitive pay levels for similarly-situated executives set forth in compensation surveys and our peer group

•	Changes in NEO’s responsibilities

•	NEO’s level of expertise and potential for future contributions to the company, retention risks and fairness in view of our overall salary increases

•	Economic environment and its impact on the company

We review the base salaries of the NEOs annually, and also at the time of any promotion or change in responsibilities. The following table sets forth the annual base salary of each NEO at December 31, 2018:

NAME	POSITION	2018 SALARY
Tom Hill	Chairman, President and Chief Executive Officer	$1,100,000
John McPherson	Former Executive Vice President and Chief Financial and Strategy Officer	$828,000
Suzanne Wood	Senior Vice President and Chief Financial Officer	$650,000
Stan Bass	Chief Growth Officer	$608,000
Michael Mills	Chief Administrative Officer	$608,000
Tom Baker	Senior Vice President	$608,000

To further our goal of aligning the executives’ interest with those of our shareholders, we generally reward superior performance through our short-term cash bonus program and long-term equity-based incentives rather than through base salary.

2019 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

SHORT-TERM PERFORMANCE-BASED BONUS

Our short-term cash bonus incentive program is designed to motivate our executives, including the NEOs, and reward them with cash payments for achieving quantifiable, pre-established business results as well as for individual performance. We pay short-term incentives to our NEOs under the shareholder-approved Executive Incentive Plan (EIP).

In order for the NEOs to be eligible to receive a cash bonus, the company must attain a minimum performance threshold for the year, as established by the Compensation Committee. The minimum performance threshold is only used to determine a NEO’s eligibility for a bonus payment under the EIP. For 2018, the minimum threshold was either: (1) cash earnings in the amount of $300 million; or (2) EBITDA in the amount of $400 million. If the Compensation Committee determines that either of the minimum performance thresholds are met, our NEOs may receive a bonus under the EIP. In 2018, Company performance exceeded each of these established minimum thresholds.

At the beginning of the plan year, the Compensation Committee determined the target bonus as well as the maximum bonus payable under the EIP for each NEO. After considering 2018 company and individual performance, the Compensation Committee exercised downward discretion from the maximum bonus amount to determine each NEO’s actual bonus amount under the EIP.

The Compensation Committee used EBITDA Economic Profit (EBITDA EP*), which incorporates Return on Capital Employed (ROCE), as its short-term financial incentive metric in determining actual bonus payable to each NEO. We believe this metric provides an incentive for management to carefully consider deployment of capital as the company increases capital expenditures during the current construction up cycle.

EBITDA EP measures the extent to which Adjusted EBITDA exceeds an operating capital charge. Adjusted EBITDA EP is based on Adjusted EBITDA, but includes other performance adjustments, such as business acquisition performance versus planned performance. The operating capital charge is based on our company’s average assets and liabilities associated with Adjusted EBITDA EP multiplied by the estimated pretax cost of capital. We believe that changes in EBITDA EP positively correlate with changes in shareholder value better than other commonly used financial performance measures.

The 2018 EBITDA EP target of $503.8 million was based on performance during the preceding three years, weighted most heavily on the most recent fiscal year, less certain gains on sales of property or assets. The Compensation Committee determined actual cash bonuses for 2018 based on EBITDA EP of $580.4 million, which was $76.6 million above the target.

The Compensation Committee also considered the company’s safety performance when determining actual bonuses payable to our NEOs. The company’s actual safety performance is measured against pre-established goals set by the Compensation Committee and can result in an increase in each NEO’s bonus multiple by up to 20 points or a decrease by up to 25 points. A bonus multiple point is equal to 1% of the NEO’s target bonus. For 2018, the company achieved a world-class safety record with a total incident injury rate of 0.92 for every 200,000 employee hours worked. World-class performance is generally recognized as an injury rate of less than 1.0 per 200,000 employee hours worked. As a result, each NEO received an increase of 15 points to the performance bonus multiple used to calculate his or her bonus for 2018.

The table below shows the target bonus, the maximum bonus payable under the EIP and the actual cash bonus paid to each NEO based on 2018 company and individual performance.

NAME	BASE SALARY	“TARGET BONUS” AS A PERCENTAGE OF BASE SALARY	TARGET BONUS AMOUNT	MAXIMUM BONUS(1)	CASH BONUS PAID BASED ON 2018 PERFORMANCE
Tom Hill	$1,100,000	125%	$1,375,000	$3,437,500	$2,021,300
John McPherson	$ 828,000	110%	$ 910,800	$2,277,000	$1,338,900
Suzanne Wood(2)	$ 650,000	85%	$ 184,167	$ 460,417	$ 270,700
Stan Bass	$ 608,000	80%	$ 486,400	$1,216,000	$ 965,000
Michael Mills	$ 608,000	80%	$ 486,400	$1,216,000	$ 715,000
Tom Baker	$ 608,000	80%	$ 486,400	$1,216,000	$ 715,000

(1)

The EIP permits the payment of bonuses up to 4 times a NEO’s target amount (but not to exceed $7 million). However the amounts in this column equal 2.5 times the NEO’s target bonus, which is the maximum allowed by the Compensation Committee.

(2)	Ms. Wood joined the company in September of 2018; her bonus was prorated in accordance with the number of months she was employed in 2018.

*	EBITDA EP is a non-GAAP measure. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

38	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

LONG-TERM EQUITY INCENTIVES

Our long-term equity incentive compensation program rewards the NEOs based on the future performance of our company, by providing awards for creating value for our shareholders. The goals of the long-term incentive program are to:

•	Ensure NEOs’ financial interests are aligned with our shareholders’ interests

•	Motivate decision-making that improves financial performance over the long-term

•	Recognize and reward superior financial performance of our company

•	Provide a retention element to our compensation program

•	Promote compliance with the stock ownership guidelines for executives

Based principally on data and analysis from its independent compensation consultant, the Compensation Committee establishes a “standard” long-term equity incentive opportunity, expressed as a percentage of each NEO’s base salary, to be used when making long-term equity awards.

Our 2016 Plan provides a variety of alternative types of awards that the Compensation Committee may use, at its discretion, for granting long-term incentives. The 2016 Plan became effective on May 13, 2016, after it was approved by our shareholders at our 2016 Annual Meeting of Shareholders. The types of awards authorized under the 2016 Plan include:

•	stock options

•	stock-only stock appreciation rights (SOSARs)

•	performance share units (PSUs)

•	restricted stock units (RSUs)

In recent years, the Compensation Committee has used PSUs, SOSARs or a combination of both for annual equity incentive grants to our NEOs.

2018 LONG-TERM INCENTIVE GRANTS

Annually at its February meeting, the Compensation Committee grants long-term incentive awards. All such equity-based awards are priced on the date of grant. Typically, any additional equity-based incentive grants are made to NEOs during the year only upon hire or promotion.

In 2018, the Compensation Committee made the annual long-term incentive grant to the NEOs in the form of a combination of SOSARs and PSUs. PSU grants comprised approximately 73% of the total value of the annual long-term incentive grants made to each NEO, while SOSARs comprised the remaining 27%. The number of equity-based awards granted is determined by valuing SOSARs and PSUs under valuation principles similar to generally accepted accounting principles (in the case of SOSARs, a Black-Scholes option pricing model, and in the case of PSUs, a Monte Carlo simulation model). The Compensation Committee normally grants a number of equity-based awards that produce an award value on the date of the grant that approximates the 50th percentile level of awards made to similarly-situated executives determined by our competitive market analysis. However, the Compensation Committee may make adjustments each year to the number of units granted.

Additionally, Ms. Wood joined the company in September of 2018 and received a hiring grant of 3,500 RSUs.

A summary of all long-term incentive (LTI) grants made to NEOs in 2018 is as follows:

NAME	2018 ANNUAL GRANTS			TOTAL LTI GRANTS
	SOSARs	PSUs	RSUs
Tom Hill	27,200	27,200	0	54,400
John McPherson	14,000	14,000	0	28,000
Suzanne Wood	0	0	3,500	3,500
Stan Bass	6,600	6,600	0	13,200
Michael Mills	6,600	6,600	0	13,200
Tom Baker	6,600	6,600	0	13,200

These awards are also reflected in the Summary Compensation Table on page 46 and the Grants of Plan-Based Awards table on page 47.

2019 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

Performance Share Units (PSUs)

PSUs granted in 2018 will vest at the end of a three-year period to the extent that the company has met the performance goals established by the Compensation Committee. Vested PSUs are paid in Vulcan common stock. Unvested PSUs do not earn dividends. For PSUs granted in 2018, the performance measurement is the company’s total shareholder return (TSR) percentile rank relative to the TSR of the S&P 500, averaged over the three-year period ending December 31, 2020. The Compensation Committee chose the S&P 500 as the comparison group for relative TSR performance because it is a broad and stable index group that represents investors’ alternative capital investment opportunities. Vulcan is also a member of the S&P 500.

The following table shows the payout percentage of 2018 PSUs that will vest over the three-year period based on potential levels of performance:

PERFORMANCE SHARE UNIT PAYMENT TABLE(1)

GRANT VALUE	THREE-YEAR AVERAGE TSR PERCENTILE RANK RELATIVE TO S&P 500 INDEX	% OF PSUs PAYABLE(2)
Value of awards made to similarly-situated executives at the 50th percentile, based upon a market analysis	75th or more	200
	50th	100
	25th or less	0

(1)

If the company’s three-year average TSR relative to the S&P 500 Index is at the 50th percentile, the full award is paid. The payout is adjusted incrementally for performance above and below the 50th percentile and can range from 0% to 200%.

(2)	Payouts interpolated for returns between 25th and 50th percentile and 50th and 75th percentile.

In 2019, based on input from our shareholders, the Compensation Committee elected to add our annual average growth rate of Aggregates Cash Gross Profit per ton as an additional metric for determining payouts of PSUs granted in 2019.

Stock-Only Stock Appreciation Rights (SOSARs)

SOSARs entitle the recipient to receive, at the time of exercise, shares of Vulcan stock with a market value equal to the difference between the exercise price (the closing price of Vulcan stock on the date of grant) and the market price of Vulcan stock on the date the SOSARs are exercised. SOSARs have a ten-year term and vest at a rate of one-third annually over the first three years of their term.

Restricted Stock Units (RSUs)

RSUs vest on the third anniversary of their grant date. Once RSUs vest, payment will be made in the form of Vulcan common stock. Taxes are withheld when the net shares are distributed.

40	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

PAYMENTS OF PRIOR GRANTS

In February 2018, our NEOs received payment for PSUs that were granted in 2014, which vested on December 31, 2017, because the applicable performance criteria were satisfied. These PSUs were paid out at 160% of the amount of the original grant made in 2014. The PSU payment percentage of 160% was based on TSR performance of our common stock relative to the TSR performance of the companies that comprise the S&P 500 Index during the four-year performance period.

PAYMENT CALCULATION FOR PSUs GRANTED IN 2014 PAID FEBRUARY 9, 2018

NAME	UNITS GRANTED IN 2014	PERCENTAGE PAYABLE	UNITS PAYABLE
Tom Hill	12,500	160%	20,000
John McPherson	12,500	160%	20,000
Suzanne Wood(1)	0	—	0
Stan Bass	7,000	160%	11,200
Michael Mills	7,200	160%	11,520
Tom Baker(2)	0	—	0

(1)	Ms. Wood joined Vulcan in 2018 and therefore did not receive PSUs in 2014.

(2)	Mr. Baker rejoined Vulcan in 2017 and therefore did not receive PSUs in 2014.

BENEFITS AND PERQUISITES

NEOs participate in each of the benefit plans or arrangements that generally are made available to all salaried employees including:

•	medical and dental benefits;

•	life, accidental death and disability insurance; and

•	retirement plans.

Our company pays 100% of the premiums for individual long-term disability policies that insure base salary and target bonus in excess of that insured under the group contract up to a limit of $700,000 in covered compensation.

We revised our company car policy in 2018 and no longer provide company-owned cars to the NEOs for their use. Instead, we now reimburse NEOs for qualified expenses incurred while using personal vehicles for company purposes based on a fixed and variable rate reimbursement program.

We also make the company-owned aircraft available to the CEO and other senior executives for business travel. In addition, the aircraft is available to the CEO for personal use, subject to the policy described below. In certain limited circumstances, such as when a particular use is incidental to company business or is otherwise extraordinary (e.g., a medical emergency), an NEO may use the aircraft for personal travel without reimbursement to the company, provided, that such use is considered for inclusion in the applicable NEO’s taxable income for the year.

In 2018, at the recommendation of our Compensation Committee, the Board approved a policy allowing the CEO to use the company’s corporate aircraft for personal travel outside of the aforementioned limited circumstances, without reimbursement to the company, up to a maximum value of $100,000 per year. Tom Hill used the company-owned aircraft for such personal reasons in 2018 on 4 occasions, and the cumulative amount attributable to those uses was less than $100,000.

In addition, in 2018, John McPherson used the company-owned aircraft for commuting on 16 occasions and for personal use on 1 occasion. Stan Bass used the aircraft for personal use on 6 occasions. Depending on availability, Mr. McPherson was also permitted to ride along on the corporate aircraft when it was already scheduled to fly to a specific destination for a business purpose. This use has no incremental cost to Vulcan. During 2018, Mr. McPherson rode along on 9 such trips on the corporate aircraft when it was already scheduled to fly between Texas and our corporate headquarters in Birmingham, Alabama.

In accordance with the company’s policy, none of the flights mentioned above required reimbursement to the company, and each was considered for inclusion in the applicable NEO’s taxable income for the year. Except as set forth above, none of the other NEOs received a personal benefit from the use of company-owned aircraft.

We do not provide other significant perquisites to the NEOs.

The Compensation Committee reviews our policies and determines whether and to what extent perquisites should be modified or continued.

2019 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

CHANGE OF CONTROL AGREEMENTS

Effective as of January 1, 2016, Vulcan entered into new Change of Control Employment Agreements (COC Agreements) with Messrs. Hill, McPherson, Bass and Mills to replace prior change of control severance agreements. In 2018, Vulcan entered into the same form of COC Agreement with each of Mr. Baker and Ms. Wood. Each of the COC Agreements covers a term of three years and will be automatically extended annually for subsequent three-year terms unless Vulcan gives prior notice of non-extension. In the event of a change of control, said COC Agreements entitle the executives to continue employment with Vulcan for two years following the change of control, during which time period the executive will continue to hold a position and duties, and receive compensation and benefits, commensurate with the practices in effect during the four-month period prior to the change of control. Severance benefits under each COC Agreement will be payable following a qualifying termination (termination by the executive for good reason or by Vulcan without cause) that occurs within two years following (or prior to, but in connection with) a change of control. A change of control is defined to include: (a) the acquisition of 30% or more of the outstanding Vulcan stock or voting power by an individual, entity or group; (b) a change in the majority of the board of directors of Vulcan that is not endorsed by the incumbent board of directors; (c) consummation of a reorganization, merger, consolidation or similar corporate transaction that results in a new group holding at least 50% of the beneficial ownership of the outstanding Vulcan stock or voting power; and (d) approval by Vulcan shareholders of a complete liquidation or dissolution of the company.

The COC Agreements provide for a payment of three times the sum of base salary and average bonus upon a change of control.

We enter into COC Agreements with the NEOs to provide for retention and continuity in order to minimize disruptions during a pending or anticipated change of control. For a detailed description of these change of control benefits, refer to “Change of Control Agreements and Related Cash Severance Benefits” on page 54.

RETIREMENT BENEFITS

Our company provides the following retirement benefits to our NEOs:

BENEFIT	BACKGROUND
Retirement Plan*

This pension plan covers all salaried employees of our company hired prior to July 15, 2007. As of December 31, 2013, benefits under the Retirement Plan were frozen. The plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015.

Supplemental Plan*

The Unfunded Supplemental Benefit Plan provides for benefits that are curtailed under the Retirement Plan and the 401(k) Plan due to Internal Revenue Service pay and benefit limitations for qualified plans. This Plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Unfunded Supplemental Benefit Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of our company. As of December 31, 2013, pension plan benefits under the Supplemental Retirement Plan were frozen. The plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015. Supplemental 401(k) benefits continue to accrue under this plan.

401(k) Plan	This plan has two components: (1) an employee contribution feature with company matching and (2) an annual employer contribution.

*	A discussion of all retirement benefits provided to the NEOs is set forth under the heading “Retirement and Pension Benefits” beginning on page 51.

42	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines

In order to align the interests of the NEOs with our shareholders’ interests and to promote a long-term focus for these officers, our company has executive stock ownership guidelines for the officers of our company. The guidelines are based on the Compensation Committee’s and the compensation consultant’s assessment of market practices. The stock ownership requirements are higher for the CEO than for the other NEOs. The following table shows the guidelines for the NEOs, expressed as a multiple of base salary:

NAME	MULTIPLE OF BASE SALARY OWNERSHIP GUIDELINES
Tom Hill	7x
John McPherson	4x
Suzanne Wood	4x
Stan Bass	3x
Michael Mills	3x
Tom Baker	3x

WHAT COUNTS TOWARD THE GUIDELINE

•	shares owned personally

•	shares in the Vulcan 401(k) plan or other qualified retirement plans

•	shares in the company’s deferred compensation and nonqualified supplemental benefit plans

•	grants of RSUs

•	shares owned by a family member, shares held in trust for the benefit of the NEO or a family member, or shares held in trust for which such officer is trustee

WHAT DOES NOT COUNT TOWARD THE GUIDELINE

•	“in the money” value of vested SOSARs

•	unvested PSUs

The Compensation Committee reviews compliance with the ownership guidelines on an annual basis. As of February 1, 2019, all of the NEOs met or exceeded our ownership guidelines except Ms. Wood, who joined Vulcan in September 2018, and Mr. Baker, who rejoined Vulcan in March 2017. Ms. Wood and Mr. Baker have five years from the date each joined or rejoined the company, respectively, to meet such guidelines.

SHARE RETENTION REQUIREMENTS

Pursuant to the equity retention policy in our stock ownership guidelines, all NEOs are required to retain 50% of net shares paid as incentive compensation until such officer meets or exceeds the applicable ownership guidelines.

2019 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

Risk, Accounting and Tax Considerations

Our compensation program is balanced, focused and gives considerable weight to the long-term performance of our company. Under this structure, the highest amount of compensation can only be achieved through consistent superior performance over sustained periods of time. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and long-term equity-based incentive awards. The Compensation Committee retains the discretion to adjust compensation for quality of performance and adherence to our company’s values.

Based on the foregoing features of our compensation program, the Compensation Committee has concluded that risks arising from compensation policies and practices for employees of the company and its affiliates are not reasonably likely to have a material adverse effect on the company as a whole.

In administering the compensation program for NEOs, the Compensation Committee considers the applicability of Section 162(m) of the Code, the consequences under financial accounting standards, the tax consequences in our analysis of total compensation and the mix of compensation elements, base salary, bonus and long-term incentives. Section 162(m)

generally prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees (generally, our Chief Executive Officer and other NEOs, excluding our Chief Financial Officer in the case of tax years commencing before 2018) in excess of $1,000,000. For tax years prior to January 1, 2018, Section 162(m) allowed us to deduct certain qualified performance-based compensation. Historically, we therefore intended that bonus payments under the EIP and grants of long-term incentives under our 2016 Plan would qualify as qualified performance-based compensation; however, we have always maintained the flexibility to grant awards that may not be tax-deductible. Section 162(m) was amended in December 2017, and for taxable years beginning January 1, 2018, the qualified performance-based compensation deduction is no longer available, except in limited situations that are eligible for transition relief. We are therefore not currently eligible to take a deduction under Section 162(m) for qualified performance-based compensation except in limited grandfathered situations, for which we may not qualify. The Compensation Committee maintains (and has maintained) the discretion to modify compensation that was initially intended to be exempt from Section 162(m), to the extent permitted by applicable law and the relevant governing documents, if it determines that such modifications are consistent with Vulcan’s business needs.

44	2019 PROXY STATEMENT

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated: February 7, 2019

COMPENSATION COMMITTEE

James T. Prokopanko, Chair (through February 8, 2019)

Thomas A. Fanning

Lee J. Styslinger, III

2019 PROXY STATEMENT	45

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth, for the three most recently completed fiscal years, information concerning the compensation of our NEOs employed as of December 31, 2018:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)	STOCK AWARDS(1) ($)	OPTION AWARDS(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2) ($)	CHANGE IN PENSION VALUE & NONQUALIFIED DEFERRED COMPENSATION EARNINGS(3) ($)	ALL OTHER COMPENSATION(4) ($)	TOTAL ($)
J. Thomas Hill
Chairman,	2018	1,086,667		—	3,187,840	1,189,184	2,021,300	(121,005)	317,423	7,681,409
President and Chief	2017	1,008,334		—	2,808,011	1,027,939	1,722,000	342,036	290,918	7,199,238
Executive Officer	2016	941,670		—	2,826,194	937,320	2,264,000	289,682	272,587	7,531,453
John R. McPherson
Former EVP and Chief	2018	824,000		—	1,640,800	612,080	1,338,900	—	297,393	4,713,173
Financial and	2017	800,000		—	1,844,593	675,257	1,298,300	—	289,430	4,907,580
Strategy Officer	2016	773,334		—	2,124,034	706,640	1,778,000	—	288,256	5,670,264
Suzanne H. Wood(5)	2018	216,667		—	410,200	—	270,700	—	108,008	1,005,575
Senior Vice President
and Chief Financial
Officer
Stanley G. Bass	2018	605,000		—	773,520	288,552	965,000	(107,065)	137,435	2,662,442
Chief Growth	2017	583,335		—	810,681	296,769	692,900	190,271	137,490	2,711,446
Officer	2016	554,258	(6)	—	816,261	271,560	892,000	157,618	408,898	3,100,595
Michael R. Mills	2018	605,000		—	773,520	288,552	715,000	(109,142)	129,342	2,402,272
Chief Administrative	2017	583,335		—	810,681	296,769	692,900	212,111	124,842	2,720,638
Officer	2016	530,508		—	816,261	271,560	898,000	178,516	110,257	2,805,102
Thompson S. Baker(7)	2018	598,333		—	773,520	288,552	715,000	—	85,202	2,460,607
Senior Vice President	2017	444,384		—	646,195	236,555	577,400	—	25,950	1,930,484

(1)

Pursuant to the rules of the SEC, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of FASB ASC Topic 718. For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts adjusted for current expectations of future dividend payouts. The volatility assumption is based on the historical volatility, and expectations regarding future volatility, of our common stock over a period equal to the option’s expected term. The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding. For Performance Share Awards, the fair value is estimated on the date of grant using a Monte Carlo simulation model. For the highest performance level, the maximum number of shares payable and the estimated grant date value are 54,400 shares ($6,375,680) for Mr. Hill; 28,000 shares ($3,281,600) for Mr. McPherson; 13,200 shares ($1,547,040) for Mr. Bass; 13,200 shares ($1,547,040) for Mr. Mills; and 13,200 shares ($1,547,040) for Mr. Baker. We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.

(2)	The Executive Incentive Plan (EIP) payments were made on March 14, 2019, for the previous year’s performance. See discussion of the EIP under heading “Compensation Discussion and Analysis” above.

(3)

Includes only the amount of change in pension value because our company does not provide any above market earnings on deferred compensation balances. The year over year change in pension value was attributable to two primary factors, which were: (i) aging (one year closer to retirement) and (ii) change in actuarial assumptions (change in interest rate from 3.35% to 4.02%, and mortality table to RP-2014 Health Employee & Annuitant Mortality White Collar Table, adjusted to 2006 base rates, with generational improvements projected using Scale MP-2018).

NAME	AGING (one year closer to retirement) ($)	CHANGE IN ASSUMPTIONS ($)	TOTAL CHANGE ($)
Tom Hill	184,091	(305,096)	(121,005)
John McPherson(a)	—	—	—
Suzanne Wood(a)	—	—	—
Stan Bass	92,522	(199,587)	(107,065)
Michael Mills	107,097	(216,239)	(109,142)
Tom Baker(a)	—	—	—

(a)	Ms. Wood and Messrs. McPherson and Baker were hired after 2007 and are not eligible to participate in the company’s defined benefit plan.

46	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

(4)

Includes qualified defined contribution plan contributions, company-paid life insurance premiums, personal use of company automobile, commuting expenses and personal use of company aircraft, as set forth in the following table.

FOOTNOTE 4 Breakout detail of all other compensation shown in table below:

NAME	NON-QUALIFIED SERP CONTRIBUTIONS ($)	QUALIFIED 401(K) CONTRIBUTIONS ($)	COMPANY PAID LIFE INSURANCE PREMIUMS ($)	PERSONAL USE OF COMPANY AUTOMOBILE ($)	RELOCATION EXPENSES ($)	COMMUTING EXPENSES ($)	PERSONAL USE OF COMPANY AIRCRAFT ($)	TOTAL ($)
Tom Hill	242,090	24,600	1,326	5,991	0	0	43,416	317,423

John McPherson	180,078	24,600	1,326	4,517	0	84,088	2,784	297,393

Suzanne Wood	0	6,500	442	0	101,066	0	0	108,008

Stan Bass	97,534	24,600	1,326	5,764	0	0	8,211	137,435

Michael Mills	97,714	24,600	1,326	5,702	0	0	0	129,342

Tom Baker	59,276	24,600	1,326	0	0	0	0	85,202

(5)	Ms. Wood joined Vulcan in September 2018.

(6)	Includes a regional supplement in the amount of $20,750 for 2016.

(7)	Mr. Baker was rehired by Vulcan on March 10, 2017.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards in 2018 to our NEOs:

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (# OF SHARES)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS(1) ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(2) ($)
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Tom Hill	2/23/2018	0	1,375,000	3,437,500	0	27,200	54,400	0	27,200	121.69	4,377,024
John McPherson	2/23/2018	0	910,800	2,277,000	0	14,000	28,000	0	14,000	121.69	2,252,880
Suzanne Wood(3)	9/04/2018	0	184,167	460,417	0	0	0	3,500	0	0	410,200
Stan Bass	2/23/2018	0	486,400	1,216,000	0	6,600	13,200	0	6,600	121.69	1,062,072
Michael Mills	2/23/2018	0	486,400	1,216,000	0	6,600	13,200	0	6,600	121.69	1,062,072
Tom Baker	2/23/2018	0	486,400	1,216,000	0	6,600	13,200	0	6,600	121.69	1,062,072

(1)	Exercise price was determined using the closing price of our common stock on the grant date as required under the 2016 Plan.

(2)

Amount represents the grant date fair values calculated in accordance with FASB ASC Topic 718. The grant date fair value of $117.20 for the PSUs granted on February 23, 2018, was calculated using a Monte Carlo simulation model. The grant date fair value of $43.72 for the SOSARs granted on February 23, 2018, was calculated using a Black-Scholes option pricing model. Fair value was calculated on the number of units granted.

(3)	Ms. Wood joined the company in September of 2018; her bonus was prorated in accordance with the number of months she was employed in 2018.

2019 PROXY STATEMENT	47

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Certain information concerning unexercised options and stock awards that have not vested for each of the NEOs outstanding as of December 31, 2018, is set forth in the table below:

		OPTION AWARDS					STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXER- CISED UNEARNED OPTIONS (#)	OPTION EXER- CISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(13) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(14) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(13) ($)
Tom Hill	2/12/2009	9,285	0		47.47	2/12/2019
	2/11/2010	6,200	0		43.05	2/11/2020
	3/1/2011	4,900	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	7,000	0		55.41	2/7/2023
	2/13/2014	12,500	0		66.00	2/13/2024
	2/12/2015	23,100(2)	7,700		79.41	2/12/2025			46,041(7)	4,548,851
	2/12/2016	16,050(3)	16,050		92.02	2/12/2026			32,200(8)	3,181,360
	2/10/2017	7,967(4)	15,933		122.60	2/10/2027			23,900(9)	2,361,320
	2/23/2018	0(6)	27,200		121.69	2/23/2028			27,200(10)	2,687,360
John McPherson	11/9/2011	255,600	0		29.05	11/9/2021
	11/9/2011	15,300	0		29.05	11/9/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	8,100	0		55.41	2/7/2023
	2/13/2014	12,500	0		66.00	2/13/2024
	2/12/2015	19,050(2)	6,350		79.41	2/12/2025			37,846(7)	3,739,185
	2/12/2016	12,100(3)	12,100		92.02	2/12/2026			24,200(8)	2,390,960
	2/10/2017	5,234(4)	10,466		122.60	2/10/2027			15,700(9)	1,551,160
	2/23/2018	0(6)	14,000		121.69	2/23/2028			14,000(10)	1,383,200
Suzanne Wood	9/4/2018	0	0		0	n/a	3,500(11)	345,800
Stan Bass	2/11/2010	9,300	0		43.05	2/11/2020
	3/1/2011	5,600	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	7,000	0		55.41	2/7/2023
	2/13/2014	7,000	0		66.00	2/13/2024
	2/12/2015	4,650(2)	1,550		79.41	2/12/2025	14,000(12)	1,383,200	9,238(7)	912,714
	2/12/2016	4,650(3)	4,650		92.02	2/12/2026			9,300(8)	918,840
	2/10/2017	2,300(4)	4,600		122.60	2/10/2027			6,900(9)	681,720
	2/23/2018	0(6)	6,600		121.69	2/23/2028			6,600(10)	652,080
Michael Mills	2/11/2010	3,500	0		43.05	2/11/2020
	3/1/2011	5,600	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	7,000	0		55.41	2/7/2023
	2/13/2014	7,200	0		66.00	2/13/2024
	2/12/2015	5,325(2)	1,775		79.41	2/12/2025			10,579(7)	1,045,205
	2/12/2016	4,650(3)	4,650		92.02	2/12/2026			9,300(8)	918,840
	2/10/2017	2,300(4)	4,600		122.60	2/10/2027			6,900(9)	681,720
	2/23/2018	0(6)	6,600		121.69	2/23/2028			6,600(10)	652,080
Tom Baker	3/13/2017	1,834(5)	3,666		119.59	3/13/2027			5,500(9)	543,400
	2/23/2018	0(6)	6,600		121.69	2/23/2028			6,600(10)	652,080

48	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Options in footnotes 2 and 3 vest at a rate of 25% per year in years 1 – 4.

(1)	No Options (SOSARs) were granted in 2012.

(2)	Options (SOSARs) with vesting dates 2/12/2016, 2/12/2017, 2/12/2018, and 2/12/2019.

(3)	Options (SOSARs) with vesting dates 2/12/2017, 2/12/2018, 2/12/2019, and 2/12/2020.

Options in footnote 4, 5 and 6 vest at a rate of 33.3% per year in years 1 – 3.

(4)	Options (SOSARs) with vesting dates 2/10/2018, 2/10/2019, 2/10/2020.

(5)	Options (SOSARs) with vesting dates 3/13/2018, 3/13/2019, 3/13/2020.

(6)	Options (SOSARs) with vesting dates 2/23/2019, 2/23/2020, 2/23/2021.

PSUs in footnotes 7 and 8 cliff vest 100% after a four-year performance period.

(7)	PSUs with vesting date of 12/31/2018.

(8)	PSUs with vesting date of 12/31/2019.

PSUs in footnote 9 and 10 cliff vest 100% after a three-year performance period.

(9)	PSUs with vesting date of 12/31/2019.

(10)	PSUs with vesting date of 12/31/2020.

(11)	RSUs cliff vest 100% after a three-year period, with a vesting date of 9/4/2021.

(12)	RSUs cliff vest 100% after a four-year period, with a vesting date of 2/12/2019.

(13)	Based on closing price of our common stock on the NYSE on 12/31/2018, $98.80.

(14)	Vested PSUs adjusted for company performance through 12/31/2018. Unvested PSUs reported at target.

DEFERRED COMPENSATION PLAN

Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax-efficient manner. We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders. Our company does not make any contributions to the plan on behalf of the participants. Because our company purchases assets that mirror, to the extent possible, participants’ deemed investment elections under the plan, the only costs to our company related to the plan are administrative costs and any contributions that may be necessary to true-up account balances with deemed investment results. The plan allows executives with annual compensation (base salary and target annual short-term bonus) of $200,000 or more to defer receipt of up to 50% of base salary, up to 90% of annual cash bonus and up to 100% (net of FICA and any applicable local taxes) of long-term incentive awards, which are not excluded from deferral eligibility by the Code (or regulations thereunder), until a date selected by the participant. The amounts deferred are deemed invested as designated by participants in our company’s common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under our company’s 401(k) plan. The plan does not offer any guaranteed return to participants.

The plan is funded by a “rabbi trust” arrangement owned by our company, which holds assets that correspond to the deemed investments of the plan participants and pays benefits at the times elected by the participants. Participants have an unsecured contractual commitment from our company for payment when the amounts accrue. Upon the death or disability of a participant or upon a change of control of our company, all deferred amounts and all earnings related thereto will be paid to the participant or participant’s beneficiaries in a single lump sum cash payment.

Effective for deferrals made after January 1, 2007, the plan permits executives to defer payouts of PSUs, RSUs and DSUs into the plan, which would, absent such deferral, be distributed to the executives and immediately taxable. The PSU, RSU and DSU deferrals generally will be credited to the plan participant accounts in the form of phantom stock and an equal number of shares of our common stock will be deposited by our company into the rabbi trust. Deferrals of long-term incentive compensation payments are also invested in phantom stock of our company and may not be reallocated to an alternative investment option while in the plan.

2019 PROXY STATEMENT	49

EXECUTIVE COMPENSATION

The following table shows the contributions, earnings, distributions and year-end account values for the NEOs under the plan for the fiscal year ended December 31, 2018:

NONQUALIFIED DEFERRED COMPENSATION PLAN

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END(1) ($)
Tom Hill	0	0	(237,253)	0	1,001,976
John McPherson	0	0	0	0	0
Suzanne Wood	0	0	0	0	0
Stan Bass	1,658,083	0	(259,062)	0	1,967,332
Michael Mills	0	0	0	0	0
Tom Baker	0	0	0	0	0

(1)

Includes both the executive contributions and the earnings on those contributions. Cash-based salary and cash annual bonus amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. PSU and DSU deferrals are included as compensation in the year of the grant. Above-market earnings are not reported as our company does not provide for such earnings on deferred compensation.

OPTION EXERCISES AND STOCK VESTED

Certain information concerning each exercise of stock options and each vesting of stock during the fiscal year ended December 31, 2018, for each of the NEOs on an aggregate basis is set forth in the table below:

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE(1) ($)	NUMBER OF SHARES ACQUIRED ON VESTING(2) (#)	VALUE REALIZED ON VESTING(3) ($)
Tom Hill	2,880	185,731	20,000	2,429,400
John McPherson	100,000	9,943,000	20,000	2,429,400
Suzanne Wood	0	0	0	0
Stan Bass	9,630	796,979	11,200	1,360,464
Michael Mills	20,970	1,803,299	11,520	1,399,334
Tom Baker	0	0	0	0

(1)	Calculated by multiplying the difference between the fair market value of our common stock on the date of exercise and the option exercise price by the number of options exercised.

(2)	Represents the payment of PSUs.

(3)	Calculated by multiplying the number of units vested by the closing price of our common stock for PSUs on the date approved by our Compensation Committee (February 8, 2018).

50	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

RETIREMENT AND PENSION BENEFITS

Generally, most full-time salaried employees of our company that were hired prior to July 15, 2007, including Messrs. Hill, Bass and Mills, participate in our company’s pension plans. Our NEOs are also eligible for supplemental retirement programs, as described below. Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.

The following table provides for each NEO the number of years of credited service and the present value of accumulated benefits as of December 31, 2018, under each plan in which the NEO participates. The narrative that follows this table provides a description of the material features of each plan.

PENSION BENEFITS

NAME	PLAN NAME	NUMBER OF YEARS OF CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT(1) ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Tom Hill	Retirement Income Plan	23 3/12	1,175,558	0
	Supplemental Benefit Plan	23 3/12	4,198,693	0
John McPherson	Retirement Income Plan	n/a	n/a	0
	Supplemental Benefit Plan	n/a	n/a	0
Suzanne Wood	Retirement Income Plan	n/a	n/a	0
	Supplemental Benefit Plan	n/a	n/a	0
Stan Bass	Retirement Income Plan	17 7/12	829,766	0
	Supplemental Benefit Plan	17 7/12	1,822,097	0
Michael Mills	Retirement Income Plan	22 9/12	1,093,416	0
	Supplemental Benefit Plan	22 9/12	1,924,758	0
Tom Baker	Retirement Income Plan	n/a	n/a	0
	Supplemental Benefit Plan	n/a	n/a	0

(1)

The present value of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62. The following FASB ASC Topic 715 “Compensation—Retirement Benefits” assumptions as of December 31, 2018, were used to determine the present values:

(i)	discount rate of 4.02%;
(ii)	mortality based on the RP-2014 Healthy Employee & Annuitant Mortality White Collar Table, and generational improvements projected using Scale MP-2018;
(iii)	present values for lump sums are based on projected segmented interest rates and the prescribed 2018 IRS Mortality Table;
(iv)	Supplemental Benefit Plan benefits assumed to be paid as a 10 Year Term Certain Annuity; and
(v)

for the Retirement Income Plan, 40% of the benefit accrued before December 31, 2001, is assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity.

RETIREMENT INCOME PLAN

The Retirement Income Plan for Salaried Employees (Retirement Plan) provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers, hired prior to July 15, 2007. In 2013, the Retirement Plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015.

The normal retirement date is defined in the Retirement Plan as the first day of the calendar month immediately following a participant’s 65th birthday. The amount of benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Retirement Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings and includes base monthly salary and cash bonus. Under Section 415 of the Code, the maximum annual benefit allowable under the Retirement Plan for an employee retiring at age 65 in 2018 is $220,000. In addition, Section 401 of the

Code limits the amount of a participant’s compensation that may be taken into account under the Retirement Plan to $275,000. These dollar limits are subject to cost of living adjustments.

The Retirement Plan formula provides a monthly benefit equal to 0.9% of Final Average Earnings per year of service accrued prior to age 45, plus 1.2% of Final Average Earnings per year of service accrued after age 44, plus 0.5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service. A vested participant may commence receiving early retirement benefits under the Retirement Plan as early as age 55. The amount of early retirement reduction depends on the age of a participant when active employment ceases. If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced. However, if the benefit commences prior to age 62, the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62. If active employment ceases prior to age 55, the

2019 PROXY STATEMENT	51

EXECUTIVE COMPENSATION

monthly benefit is actuarially reduced for commencement between ages 55 and 65.

The normal form of retirement benefit under the Retirement Plan for an unmarried participant is a single life annuity, which is a monthly payment for life. The normal form of retirement benefit under the Retirement Plan for a married participant is a 75% joint and survivor annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for his or her lifetime. The Retirement Plan also permits the participant to elect, with spousal consent, other annuity options and a lump sum payment for benefits accrued prior to 2002. The optional forms of payment are subject to actuarial adjustment.

UNFUNDED SUPPLEMENTAL BENEFIT PLAN

The Unfunded Supplemental Benefit Plan for Salaried Employees (Supplemental Plan) enables our company to pay any person whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code, an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations. In 2013, the Supplemental Plan was also amended to freeze future service and pay accruals in the same manner as described above for the qualified Retirement Plan.

The Supplemental Plan is unfunded and amounts payable to the employees covered thereby are considered to be general obligations of our company; however, the Supplemental Plan contains provisions that allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a change of control event (as defined in the Supplemental Plan).

The determination of the benefit amount and the payment options under the Supplemental Plan are the same as the Retirement Plan, except as follows. Effective January 1, 2007, the Supplemental Plan was amended to allow existing participants to make an election to receive supplemental pension benefits in the form of installment payments over a period of 10 years, thereby accelerating payout somewhat and minimizing to some extent the risk of future non-payment. The installment payments are actuarially equivalent to the various annuity options available under the Retirement Plan.

ELIGIBILITY FOR EARLY RETIREMENT

As of February 1, 2018, Messrs. Hill, Bass and Mills were eligible for early retirement under the Retirement Plan and the Supplemental Plan.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This Section describes and estimates payments that could be made to the NEOs under different termination and change of control (COC) events. The estimated payments would be made under the terms of our company’s compensation and benefits programs or the COC Agreements with the NEOs. The amount of potential payments is calculated as if the different events occurred as of December 31, 2018, and assumes that the price of our company’s common stock is the closing market price as of December 31, 2018 (the last trading day of the fiscal year).

TERMINATION EVENTS

The adjacent list sets forth different types of termination events that can affect the treatment of payments under our company’s compensation and benefit programs:

•	Retirement or Retirement Eligible—Termination of a NEO who is at least 55 years old and has at least one year of credited service.

•	Involuntary Termination without Cause—Termination by our company of a NEO who is not retirement eligible.

•	Resignation—Voluntary termination by a NEO who is not retirement eligible.

•	Death or Disability—Termination of a NEO due to death or disability.

•	Involuntary Termination for Cause—Termination of a NEO for cause. Cause includes individual performance below minimum performance standards and misconduct.

52	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

TERMINATION PAY AND BENEFITS PROGRAMS

The following chart describes the treatment of different pay and benefit elements in connection with the aforementioned employment termination events for NEOs:

PROGRAM	RETIREMENT/ RETIREMENT ELIGIBLE	INVOLUNTARY TERMINATION NOT FOR CAUSE	RESIGNATION	DEATH OR DISABILITY	INVOLUNTARY TERMINATION FOR CAUSE

Pension: • Retirement Plan • Supplemental Plan	Participant may commence benefit payment	Participant is considered Terminated Vested(1)	Participant is considered Terminated Vested(1)	In death, spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested(1) depending on age

Executive Deferred Compensation	Payment made in accordance with deferral election	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payment commences the year after death or disability in the form elected	Payout made the year following the year of termination in a lump sum

EIP	Eligible to receive prorated payment	No payment	No payment	Eligible to receive prorated payment	No payment

Stock Options/ SOSARs	Full term to exercise vested options; if 62 or older, non-vested options continue to vest; noncompetition agreement may be required for exercising vested options	Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated. In death, estate has one year to exercise. In disability, have full remaining term to exercise.	Forfeit all, vested and non-vested

PSUs	If age 62 or older, vesting is accelerated, otherwise pro-rata vesting	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Forfeit all, vested and non-vested

RSUs	Non-vested units are forfeited	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Non-vested units are forfeited

401(k) Plan	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	Beneficiary may take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2

Supplemental Plan (Defined Contribution)	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1/2

Severance Benefits	None	None	None	None	None

Health Benefits	May continue to age 65 if eligibility rules are met	Coverage ceases; eligible for coverage extension under COBRA	Coverage ceases; eligible for coverage extension under COBRA	3 months spousal extension, then COBRA; if eligibility rules are met may continue up to age 65	Coverage ceases; eligible for coverage extension under COBRA

(1)	“Terminated Vested” means the participant is no longer employed with our company but continues to have a vested interest in the applicable plan.

2019 PROXY STATEMENT	53

EXECUTIVE COMPENSATION

CHANGE OF CONTROL AGREEMENTS AND RELATED CASH SEVERANCE BENEFITS

Our company entered into the COC Agreements, effective as of January 1, 2016, with respect to Messrs. Hill, McPherson, Bass and Mills, effective as of September 1, 2018, with respect to Ms. Wood and effective as of October 11, 2018, with respect to Mr. Baker. Under the COC Agreements, our NEOs are entitled to a cash severance benefit if, within two years of a COC, their employment is involuntarily terminated without cause, or they voluntarily resign for good reason. These claims are subject to standard release and waiver of claims requirements.

The COC severance payment is three times each NEO’s annual base salary and short-term bonus, as defined in their COC Agreements. Also, such severance payments include the continuation of health, medical and other fringe benefits for a period of three years following termination. All of our COC Agreements have a “double-trigger” termination right (requiring both a COC and a qualifying termination of employment in order to receive COC severance payments), and do not include the long-term incentive value in the severance calculation or have tax gross-ups. In addition, each COC Agreement provides for the payment of a pro-rata short-term bonus for the year of termination.

The table below reflects an estimate of the severance payments that would be made to our NEOs if they were terminated as of December 31, 2018, in connection with a COC:

NAME	SEVERANCE MULTIPLE	2018 BASE SALARY ($)	GREATER OF 3-YEAR AVG OR TARGET BONUS ($)	TOTAL CASH SEVERANCE PAYMENTS ($)	PRO-RATA BONUS ($)	CASH SEVERANCE AMOUNT(1) ($)
Tom Hill	3	1,100,000	2,150,333	9,751,000	2,150,333	11,901,333
John McPherson	3	828,000	1,552,433	7,141,300	1,552,433	8,693,733
Suzanne Wood	3	650,000	552,500	3,607,500	184,167	3,791,667
Stan Bass	3	608,000	749,967	4,073,900	749,967	4,823,867
Michael Mills	3	608,000	730,633	4,015,900	730,633	4,746,533
Tom Baker	3	608,000	577,400	3,556,200	577,400	4,133,600

(1)	These amounts represent cash severance payments to be paid to the NEOs under the COC Agreements in the event of a COC and do not include the value of other COC benefits.

CHANGE OF CONTROL-RELATED EVENTS

The following sets forth different types of COC events that can affect the treatment of payments under our company’s compensation and benefit programs. These events also affect payments to the NEOs under their COC Agreements. None of the COC Agreements provide for a “single-trigger”; therefore, no payments are made under the COC Agreements unless, within two years of the COC, the officer is involuntarily terminated or the officer voluntarily terminates for good reason (as described below).

•	For purposes of our COC Agreements and equity awards under the 2016 Plan, a COC is defined as: (i) the acquisition by a person or group of 30% or more of the then outstanding common stock or voting securities of our company; or (ii) a change in the majority of members of the Board of Directors that is not endorsed by the incumbent Board of Directors; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our company’s assets unless our company’s shareholders before such business combination or sale own more than 50% of the outstanding common stock following the business combination or sale; or (iv) approval by the shareholders of the company of a complete liquidation or dissolution of the company.
Further, under our COC Agreements and the 2016 Plan, benefits are not triggered unless there has been both a COC and an “Involuntary COC Termination or Voluntary COC Termination for Good Reason,” where employment is terminated within two years of a COC, other than for cause, or the employee voluntarily terminates for Good Reason. “Good Reason” would generally be considered to have occurred if there were a reduction in certain types of compensation, a relocation under certain circumstances or a diminution in duties and responsibilities.

•	A COC occurs under certain of our company’s award agreements executed in connection with the grant of equity awards under the 2006 Plan upon:

(i)

acquisition by any person or group of more than 50% of the total fair market value or voting power of our common stock. A transfer or issuance of our stock is counted only if the stock remains outstanding after the transaction. An increase in stock ownership as a result of the company’s acquisition of its own stock in exchange for property is counted for purposes of the change in ownership standard; or

54	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

(ii)	(a) acquisition by a person or group during a 12-month period of stock possessing 30% of the total voting power of our stock, or

(b) replacement of a majority of our Board of Directors during any 12-month period by directors not endorsed by a majority of the members of our Board prior to the date of the appointment or election; or

(iii)

acquisition by a person or group during a 12-month period of assets from our company having a total gross fair market value of 40% of the total gross fair market value of our assets immediately prior to such acquisition. An exception exists for a transfer of our assets to a shareholder controlled entity, including transfer to a person owning 50% or more of the total value or voting power of our shares.

CHANGE OF CONTROL PAY AND BENEFITS PROGRAMS

The following table describes treatment of payments under pay and benefit programs upon a COC, and upon an employment termination (voluntary or involuntary) upon a COC:

PLAN OR PROGRAM	COC	COC WITH TERMINATION (OTHER THAN CAUSE)
Pension: • Retirement Plan • Supplemental Plan	No payment to NEOs solely upon the COC	No payment to NEOs solely upon the COC
Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days
EIP	The amount paid will be equal to the greater of (i) the average bonus during the three preceding years, (ii) the target bonus, or (iii) the bonus determined under the Plan for the year in which the COC occurs	The amount paid will be equal to the greater of (i) the average bonus during the three preceding years, (ii) the target bonus, or (iii) the bonus determined under the Plan for the year in which the COC occurs
SOSARs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company otherwise continued vesting; remaining term to exercise	If awards are assumed, substituted or continued by the surviving company, immediately deemed fully vested and exercisable; remaining term to exercise
PSUs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company otherwise continued vesting; pay within 2 1/2 months of vesting	If awards are assumed, substituted or continued by the surviving company, vesting is accelerated; pay within 2 1/2 months after end of the year in which the COC occurs
RSUs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company otherwise continued vesting; pay within 90 days of vesting	If awards are assumed, substituted or continued by the surviving company, all immediately deemed non-forfeitable; pay within 90 days following the COC
401(k) Plan	No payment to the NEOs solely upon the COC	Service ceases except to the extent that additional service is provided under the terms of the COC Agreements; participant is entitled to distribution
Supplemental Plan (Defined Contribution)	No payment to the NEOs solely upon the COC	Participant is entitled to distribution
Severance Benefits	No payment to the NEOs solely upon the COC	Under the COC Agreements, payment is 3 times the NEO’s annual base salary and short-term bonus.
Health Benefits	No payment to the NEOs solely upon the COC	3 year coverage extension provided under the terms of the COC Agreements

(1)

The vesting and payment benefits shown in this table relate to awards of SOSARs, PSUs and RSUs granted under the 2016 Plan, which contains a “double-trigger” change of control requirement. Awards granted under the 2006 Plan would immediately vest, SOSARs would have the remaining term to exercise, PSUs would be paid within 2 1/2 months after the end of the year in which the COC occurs and RSUs would be paid within 90 days following the COC.

2019 PROXY STATEMENT	55

EXECUTIVE COMPENSATION

PENSION BENEFITS

The monthly amounts that would have become payable to our NEOs if the termination event occurred as of December 31, 2018, under the Retirement Plan, the Supplemental Plan and the Defined Contribution Plan are itemized in the chart below. The amounts shown in the chart are monthly benefit amounts (other than with respect to the accrued benefits payable upon a COC, which would be paid in a lump sum) whereas the pension values shown in the Summary Compensation and Pension Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of our NEOs and their spouses in the event of their death while actively employed. These plans are described in the notes following the Pension Benefits Table. Messrs. Hill, Bass, and Mills were retirement eligible on December 31, 2018. The benefits below were determined using the same assumptions used to compute benefit values in the Pension Benefits Table with three exceptions. First, the benefit payments were assumed to commence as soon as possible following December 31, 2018, instead of at normal retirement. Second, approximate early retirement reductions were applied. Finally, the benefits were not adjusted to reflect optional forms of payment. All benefits are the amounts that would be paid monthly over the NEO’s life, except for the value of COC-enhanced benefits which would be paid in a lump sum.

PENSION BENEFITS AND DEFINED CONTRIBUTION TABLE

NAME		RETIREMENT (MONTHLY PAYMENTS) ($)	RESIGNATION OR INVOLUNTARY RETIREMENT (MONTHLY PAYMENTS) ($)		DEATH (MONTHLY PAYMENTS TO A SPOUSE) ($)	COC (VALUE OF ENHANCED BENEFITS)(1) ($)
Tom Hill	Retirement Plan	5,997	Terminated Vested	(2)	3,898	0
	Supplemental Plan	28,341	Terminated Vested	(2)	18,421	0
	Defined Contribution	0	None		0	877,590
John McPherson	Retirement Plan	n/a	n/a	(3)	n/a	n/a
	Supplemental Plan	n/a	n/a	(3)	n/a	n/a
	Defined Contribution	0	None		0	642,717
Suzanne Wood	Retirement Plan	n/a	n/a	(3)	n/a	n/a
	Supplemental Plan	n/a	n/a	(3)	n/a	n/a
	Defined Contribution	0	None		0	225,234
Stan Bass	Retirement Plan	3,796	Terminated Vested	(2)	2,467	0
	Supplemental Plan	11,096	Terminated Vested	(2)	7,213	0
	Defined Contribution	0	None		0	366,651
Michael Mills	Retirement Plan	5,296	Terminated Vested	(2)	3,443	0
	Supplemental Plan	12,339	Terminated Vested	(2)	8,020	0
	Defined Contribution	0	None		0	361,431
Tom Baker	Retirement Plan	n/a	n/a	(3)	n/a	n/a
	Supplemental Plan	n/a	n/a	(3)	n/a	n/a
	Defined Contribution	0	None		0	225,234

(1)	Value of defined contribution enhancement is payable in a lump sum in the event of a COC. The defined contribution amounts represent 3 years of company matching contributions for each executive.

(2)	Eligible for reduced payments as early as age 55 and unreduced payments at age 62.

(3)	Participation in the Retirement Plan, including the Supplemental Plan, was frozen in 2007. Therefore, Ms. Wood and Messrs. McPherson and Baker are not eligible to participate in that Plan.

56	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

PERFORMANCE SHARE UNITS (PSUs)

The chart below shows the number of PSUs for which vesting would be accelerated under certain events. Unvested PSUs were adjusted to the maximum allowed under the agreements because the performance was unknown at December 31, 2018.

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

NAME	NUMBER OF PERFORMANCE SHARE UNITS WITH ACCELERATED VESTING	TOTAL NUMBER OF PERFORMANCE SHARE UNITS FOLLOWING ACCELERATED VESTING	NUMBER OF PERFORMANCE SHARE UNITS WITH ACCELERATED VESTING	TOTAL NUMBER OF PERFORMANCE SHARE UNITS FOLLOWING ACCELERATED VESTING
Tom Hill	98,300	144,341	166,600	212,641
John McPherson	0	37,846	107,800	145,646
Suzanne Wood	0	0	0	0
Stan Bass	27,550	36,788	45,600	54,838
Michael Mills	27,550	38,129	45,600	56,179
Tom Baker	11,733	11,733	24,200	24,200

STOCK ONLY STOCK APPRECIATION RIGHTS (SOSARs)

The chart below shows the number of SOSARs for which vesting would be accelerated under certain events:

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

NAME	NUMBER OF SOSARS WITH ACCELERATED VESTING	TOTAL NUMBER OF SOSARS FOLLOWING ACCELERATED VESTING	NUMBER OF SOSARS WITH ACCELERATED VESTING	TOTAL NUMBER OF SOSARS FOLLOWING ACCELERATED VESTING
Tom Hill	32,759	119,761	66,883	153,885
John McPherson	0	327,884	42,916	370,800
Suzanne Wood	0	0	0	0
Stan Bass	8,375	48,875	17,400	57,900
Michael Mills	8,600	44,175	17,625	53,200
Tom Baker	4,033	5,867	10,266	12,100

RESTRICTED STOCK UNITS (RSUs)

The chart below shows the number of RSUs for which vesting would be accelerated under certain events:

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

NAME	NUMBER OF RESTRICTED STOCK UNITS WITH ACCELERATED VESTING	TOTAL NUMBER OF RESTRICTED STOCK UNITS FOLLOWING ACCELERATED VESTING	NUMBER OF RESTRICTED STOCK UNITS WITH ACCELERATED VESTING	TOTAL NUMBER OF RESTRICTED STOCK UNITS FOLLOWING ACCELERATED VESTING
Tom Hill	0	0	0	0
John McPherson	0	0	0	0
Suzanne Wood	0	0	3,500	3,500
Stan Bass	0	0	14,000	14,000
Michael Mills	0	0	0	0
Tom Baker	0	0	0	0

2019 PROXY STATEMENT	57

EXECUTIVE COMPENSATION

EXECUTIVE DEFERRED COMPENSATION PLAN

The aggregate balances reported in the Nonqualified Deferred Compensation Plan Table would be payable to the NEOs as described in the ”Termination Pay and Benefits Programs” and “Change of Control Pay and Benefits Programs” charts above. There is no enhancement or acceleration of payments under this plan associated with termination or COC events, other than the lump sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Plan Table.

HEALTH BENEFITS

Because Messrs. Hill, Bass, and Mills meet the age and service eligibility requirement for health care benefits provided to early retirees, there is no incremental payment associated with a termination or COC event. Ms. Wood and Messrs. McPherson and Baker did not meet such eligibility requirement; therefore, their incremental cost for health benefits would be approximately $80,678 each.

58	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Tom Hill, our Chairman, President and CEO (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•	The median employee that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is the same employee that was identified for purposes of our 2017 disclosure. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure;

•	The median of the annual total compensation of all employees of our company (other than our CEO), was $79,390; and

•	The annual total compensation of our CEO was $7,702,907.

Based on this information, for 2018, the ratio of the annual total compensation of our CEO, to the median of the annual total compensation of all employees (other than our CEO) was 97 to 1.

In accordance with SEC rules, we determined the median employee’s 2018 total annual compensation by taking the sum of the following items:

1.

$61,842, which represents the amount of the median employee’s compensation for fiscal 2018 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for fiscal 2018.

2.	$17,548, which represents the estimated aggregate value of the employee’s compensation under company sponsored non-discriminatory benefit plans.

In accordance with SEC rules, we determined our CEO’s 2018 total annual compensation by taking the sum of the following items:

1.	$7,681,409, which represents the amount reported for our CEO in the “Total” column of our 2018 Summary Compensation Table included on page 46 of this proxy statement.

2.	$21,498, which represents the estimated aggregate value of our CEO’s compensation under company sponsored non-discriminatory benefit plans.

2019 PROXY STATEMENT	59

Director Compensation

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors expend on fulfilling their duties to our company, as well as the limited pool of, and competition among public companies for, well-qualified board members. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair. Annually, the Compensation Committee’s independent compensation consultant evaluates the competitiveness of the company’s non-employee director compensation program relative to peer companies and recommends any changes to the Compensation Committee, which evaluates such proposed changes and recommends any changes to the full Board for approval.

Directors are subject to a minimum share ownership requirement. Within five years of becoming a director, each director is required to own at least 5,000 shares of our company’s common stock. Shares or units held by a director under our deferred compensation plan are included in calculating the director’s ownership.

CASH COMPENSATION PAID TO BOARD MEMBERS

Members of the Board who are not employees of our company are paid a retainer of $110,000 per year, plus the following fees:

•	$25,000 Lead Director retainer fee;

•	$20,000 Audit Committee chair retainer fee;

•	$15,000 Compensation Committee and Governance Committee chairs retainer fees; and

•	$10,000 retainer fee for all other committee chairs.

DEFERRED COMPENSATION PLAN

We maintain a Deferred Compensation Plan for directors who are not employees of our company (Directors’ Deferred Compensation Plan), under which such directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, are either (i) credited with interest at prescribed rates; or (ii) converted into a number of stock equivalents equal to the number of shares of our company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. Whenever a dividend is paid on our common stock, the stock equivalent accounts are credited with an additional number of stock units corresponding to the amount of the dividend. At the end of the deferral period, the stock equivalents are settled in shares of our company’s common stock, and interest-based deferrals are settled in cash. The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of a director’s deferred compensation account in stock or cash, as applicable, if following a Change in Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred Compensation Plan is terminated; or (iii) our company’s capital structure is changed materially. The Directors’ Deferred Compensation Plan was approved by our company’s shareholders in 1993.

DEFERRED STOCK UNITS

Equity-based grants are awarded to our non-management directors on an annual basis. These grants represent a significant portion of their compensation package. We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock. Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of our company by affording them an opportunity to share in our future success.

In May 2018, 1,180 DSUs were granted to each non-management director pursuant to the 2016 Plan, which was approved by our shareholders in 2016. These units were fully non-forfeitable on the date of the grant; however, payment is deferred until the director ceases to serve on the Board or a COC occurs. The DSUs are an unfunded, unsecured obligation of our company, and no shares have been set aside for these grants. The non-management directors have no right to receive the DSUs until the restrictions imposed either lapse or are waived. Generally, the restrictions expire when the non-management director ceases to be a director because of retirement, death, disability or a COC. During the period the shares are restricted, the non-management directors have no right to vote the shares. Dividend equivalents are credited as additional DSUs quarterly when dividends are paid on our stock. The DSUs are settled in shares of our common stock when the restrictions expire.

60	2019 PROXY STATEMENT

DIRECTOR COMPENSATION

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2018:

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS(2) ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPEN- SATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPEN- SATION(3) ($)	TOTAL ($)
Thomas A. Fanning	110,000	150,297	0	0	0	5,748	266,045
O. B. Grayson Hall, Jr.	125,000	150,297	0	0	0	8,115	283,412
Cynthia L. Hostetler	120,000	150,297	0	0	0	5,748	276,045
Richard T. O’Brien	130,000	150,297	0	0	0	19,737	300,034
James T. Prokopanko	150,000	150,297	0	0	0	17,365	317,662
Kathleen L. Quirk	110,000	150,297	0	0	0	993	261,290
David P. Steiner	110,000	150,297	0	0	0	2,302	262,599
Lee J. Styslinger, III	110,000	150,297	0	0	0	10,014	270,311
Kathleen Wilson-Thompson(1)	120,000	150,297	0	0	0	17,365	287,662

(1)	Ms. Wilson-Thompson resigned from the Board effective as of December 28, 2018.

(2)

This column represents the accounting expense for the awards granted in 2018; therefore, the values shown are not representative of the amounts that may eventually be realized by a director. Pursuant to SEC rules, we have provided a grant date fair value for stock awards in accordance with the provisions of FASB ASC Topic 718. For DSUs, the fair value is estimated on the date of grant based on the closing market price of our stock ($127.37) on the grant date (May 11, 2018). At December 31, 2018, the aggregate number of DSUs accumulated on account for all years of service, including dividend equivalent units, were:

AGGREGATE ACCUMULATED DSUs

NAME	UNITS
Thomas A. Fanning	5,461
O. B. Grayson Hall, Jr.	7,588
Cynthia L. Hostetler	5,461
Richard T. O’Brien	18,029
James T. Prokopanko	15,898
Kathleen L. Quirk	1,189
David P. Steiner	2,365
Lee J. Styslinger, III	9,293
Kathleen Wilson-Thompson	15,898

(3)

None of our directors received perquisites or other personal benefits in excess of $10,000. The amounts set forth in this column represent the accounting expense for the dividend equivalents earned in 2018 by our directors for DSUs which earn dividend equivalents.

2019 PROXY STATEMENT	61

Annual Meeting and Voting Information

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2019 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This proxy statement is being made available to all shareholders of record as of the close of business on March 13, 2019, for use at the Annual Meeting. This proxy statement, the accompanying proxy card and our 2018 Annual Report to Shareholders are being first mailed or made available to our shareholders on or about March 25, 2019. The Annual Meeting will be held at the company’s corporate headquarters located at 1200 Urban Center Drive, Birmingham, Alabama 35242 on Friday, May 10, 2019, at 9:00 a.m., local time.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the proxy materials?

The SEC allows companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving such notice will have the ability to access the proxy materials over the internet and may request to receive a paper copy of the proxy materials by mail.

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2018 Annual Report to Shareholders are available at www.proxyvote.com.

How can I access the proxy materials over the internet or obtain a paper copy?

Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:

•	view our proxy materials for the Annual Meeting on the internet; and

•	obtain a paper copy of the proxy materials by mail.

Your Notice of Internet Availability of Proxy Materials will also provide instructions on how to receive your future proxy materials in printed form by mail or electronically. If you choose to receive future proxy materials electronically, we will provide instructions, containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you revoke it.

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?

You may receive more than one Notice of Internet Availability of Proxy Materials or notice of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To vote all of your shares by proxy, you must either (i) complete, date, sign and return each proxy card and voting instruction card that you receive, (ii) vote over the internet or telephone the shares represented by each notice that you receive, or (iii) attend the Annual Meeting and vote in person.

What proposals are to be presented at the Annual Meeting?

The purpose of the Annual Meeting is to (i) elect three nominees as directors, (ii) approve, on an advisory basis, the

62	2019 PROXY STATEMENT

ANNUAL MEETING AND VOTING INFORMATION

compensation of our named executive officers, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019, and (iv) conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who can attend the Annual Meeting?

Only shareholders as of the close of business on March 13, 2019 (the record date for the Annual Meeting), their authorized representatives and invited guests of our company will be permitted to attend the Annual Meeting. Proof of ownership of Vulcan common stock as of the record date, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker, trustee or nominee and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, and a legal proxy from your bank, broker, trustee or nominee entitling you to vote the shares held as of the record date at the Annual Meeting, along with personal identification, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote?

All of our shareholders as of the record date, March 13, 2019, will be entitled to vote at the Annual Meeting. As of the close of business on that date, approximately 132,068,024 shares were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a shareholder of record and a beneficial holder of shares?

If your common stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the notice or proxy materials have been sent or provided directly to you.

If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the notice card or proxy materials should have been forwarded to you by your brokerage firm, bank or other nominee, or their agent, which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker, trustee or nominee on how to vote the shares by using the voting instruction card or by following their instructions for voting by telephone or internet.

How do I vote?

Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting in person. You can vote by one of the following manners:

•	By Internet—Shareholders of record may submit proxies over the internet by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card (if received by mail). Shareholders who are beneficial holders may vote by internet by following the instructions on the voting instruction card sent to them by their bank, broker, trustee or nominee.

•	By Telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling the toll-free number on the proxy card (if received by mail) and following the instructions. Shareholders of record will need to have the control number that appears on their proxy card available when voting. In addition, shareholders who are beneficial holders living in the United States or Canada and who have received a voting instruction card by mail from their bank, broker, trustee or nominee may vote by phone by calling the number specified on the voting instruction card. Those shareholders should check the voting instruction card for telephone voting availability.

•	By Mail—Shareholders of record who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Shareholders who are beneficial holders who have received a voting instruction card from their bank, broker or nominee may return the voting instruction card by mail as set forth on the card.

•	In Person—Shareholders of record may vote shares held in their name in person at the Annual Meeting. You also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Shares for which a shareholder is the beneficial holder but not the shareholder of record may be voted in person at the Annual Meeting only if such shareholder is able to obtain a legal proxy from the bank, broker or nominee that holds the shareholder’s shares, indicating that the shareholder was the beneficial holder as of the record date and the number of shares for which the shareholder was the beneficial holder on the record date.

2019 PROXY STATEMENT	63

ANNUAL MEETING AND VOTING INFORMATION

Shareholders are encouraged to vote their proxies by internet, or voting instruction card, but not by more than one method. If you vote by more than one method, or vote multiple times using the same method, only the last-dated vote that is received by the inspector of election will be counted, and each previous vote will be disregarded.

If you receive more than one set of proxy materials or more than one proxy card or voting instruction card, it may mean that you hold shares of Vulcan stock in more than one account. You must return a proxy or voting instruction card or vote using one of the methods described above for EACH account in which you own shares.

What constitutes a quorum for the Annual Meeting?

A majority of the issued and outstanding shares of the common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum.

How many votes are required to approve each of the proposals?

The votes required to approve each matter to be considered by Vulcan’s shareholders at the Annual Meeting are set forth below:

Proposal 1—Election of Directors: Each Vulcan shareholder has the right to vote each share of stock owned by such shareholder on the record date for each of the three director nominees. Cumulative voting is not permitted. To be elected, a director-nominee must receive a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast for such purposes and, therefore, will have no effect on the results of the election.

Proposal 2—Advisory Vote on Compensation of our Named Executive Officers (NEOs): The affirmative vote of a majority of the votes cast on this proposal is required to approve, on an advisory basis, the compensation of the NEOs set forth in this proxy statement. Abstentions and broker non-votes will not be counted as votes cast for such purpose and, therefore, will have no effect on the results of this vote.

Proposal 3—Ratification of Appointment of Deloitte & Touche LLP: The affirmative vote of a majority of the votes cast on this proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019. Abstentions and broker non-votes will not be counted as votes cast for such purpose and, therefore, will have no effect on the results of this vote.

Who is soliciting my vote?

Our Board is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the proxy card will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How does the Board recommend shareholders vote?

The Board recommends that you vote:

•	FOR the election of the following three individuals nominated by the Board as directors for three-year terms: Kathleen L. Quirk, David P. Steiner and Lee J. Styslinger, III.

•	FOR the approval, on an advisory basis, of the compensation of our NEOs; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

Will my shares be voted if I do nothing?

If you are a shareholder of record, you must sign and return a proxy card, submit your proxy by telephone or internet, or attend the Annual Meeting in person, in order for your shares to be voted.

If your common stock is held through a broker, bank or other nominee, you will receive instructions from such entity that you must follow in order to have your shares voted. You must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial holder whose shares are held of record by a broker, bank or nominee, then your broker, bank or nominee has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019, even if the broker, bank or nominee does not receive voting instructions from you. However, your broker, bank or nominee does not have discretionary authority

64	2019 PROXY STATEMENT

ANNUAL MEETING AND VOTING INFORMATION

to vote on (i) the election of the three nominees as directors or (ii) the advisory approval of compensation of our NEOs.

How can I revoke my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by taking one of the following actions:

•	by giving written notice of the revocation prior to the commencement of the Annual Meeting to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242;

•	by executing and delivering another valid proxy with a later date;

•	by voting by telephone or internet at a later date; or

•	by attending the Annual Meeting and voting in person by written ballot, if you are a shareholder of record or, if you are a beneficial holder of your shares, with a legal proxy from the entity that holds your shares giving you the right to vote the shares.

If you are a beneficial holder of your shares and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

If you vote the same shares by more than one method or vote multiple times with respect to the same shares using the same method, only the last-dated vote that is received will be counted, and each previous vote will be disregarded.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

Who will pay for the costs involved in the solicitation of proxies?

The company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone or email by directors, officers, or regular employees of the company. In addition, the company has engaged MacKenzie Partners, Inc. to act as its proxy solicitor and has agreed to pay it approximately $9,500 plus reasonable fees and expenses for such services.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials or in “notice and access” will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2018 Annual Report to Shareholders, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. If you and other Vulcan shareholders living in your household do not have the same last name, you also may request to receive only one copy of future proxy statements and annual reports to shareholders.

Householding reduces our printing costs and postage fees and conserves natural resources. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Vulcan stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please obtain instructions by contacting us at the following address or phone number: Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Mark D. Warren, Director, Investor Relations, Telephone: (205) 298-3200.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, please contact us at the address or phone number indicated above and a separate copy will be sent to you promptly. If you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us at the address or phone number indicated above.

If you are a beneficial holder, you can request information about householding from your broker, bank or other holder of record.

Could other matters be decided at the Annual Meeting?

As of the mailing date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

2019 PROXY STATEMENT	65

ANNUAL MEETING AND VOTING INFORMATION

If you return your signed and completed proxy card or vote by telephone or internet and other matters are properly presented at the Annual Meeting for consideration, your shares will be voted as the Board of Directors recommends or, if no recommendation is given, in the proxy’s own discretion.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting and posted on our website.

Whom should I call if I have questions about the Annual Meeting?

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, whose information is listed below:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Telephone: (212) 929-5500 (Collect) or

(800) 322-2885 (Toll-Free)

proxy@MacKenziePartners.com

How do I obtain an Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, will be provided to you without charge upon written request to:

Mark D. Warren

Director, Investor Relations

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

66	2019 PROXY STATEMENT

General Information

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, each of our directors, executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of our common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2018, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2018, all reports were filed in a timely manner.

SHAREHOLDER PROPOSALS FOR 2020

To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2020 Annual Meeting of Shareholders, a shareholder’s proposal must be received by us at our principal office no later than November 26, 2019. Proposals should be addressed to Jerry F. Perkins Jr., General Counsel and Secretary, 1200 Urban Center Drive, Birmingham, Alabama 35242. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2020 proxy statement. If a shareholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Exchange Act Rule 14a-8, including with respect to nominations for election as directors, the shareholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that shareholder proposals and director nominations to be considered at an annual meeting may be made by a shareholder only if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the matter to our corporate secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, or between January 11, 2020, and February 10, 2020, for the 2020 Annual Meeting of Shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by our company. The notice must set forth the information required by the provisions of our bylaws dealing with shareholder proposals and nominations of directors.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this proxy statement, including expectations regarding future performance, contain forward-looking statements. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.

These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in

2019 PROXY STATEMENT	67

GENERAL INFORMATION

the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena, including the impact of climate change; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations, including those related to the Tax Cuts and Jobs Act that was enacted in December 2017; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changing technologies could disrupt the way we do business and how our products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

VULCAN MATERIALS COMPANY

JERRY F. PERKINS JR.

General Counsel and Secretary

1200 Urban Center Drive

Birmingham, Alabama 35242

March 25, 2019

68	2019 PROXY STATEMENT

Annex A: Reconciliation of Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) does not define “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis of strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA AND ADJUSTED EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations.

IN MILLIONS	2018	2017	2016	2015	2014
Net earnings	$515.8	$601.2	$419.5	$221.2	$204.9
Income tax expense (benefit)	105.4	(232.1)	124.9	94.9	91.7
Interest expense, net of interest income	137.4	291.1	133.3	220.3	242.4
(Earnings) loss on discontinued operations, net of tax	2.0	(7.8)	2.9	11.7	2.2
Depreciation, depletion, accretion and amortization	346.2	306.0	284.9	274.8	279.5
EBITDA	$1,107.0	$958.4	$965.5	$822.9	$820.7
Gain on sale of real estate and businesses	(2.9)	(10.5)	(16.2)	(6.3)	(238.5)
Property donation	0.0	4.3	0.0	0.0	0.0
Business interruption claims recovery, net of incentives	(2.3)	0.0	(11.0)	0.0	0.0
Charges associated with divested operations	18.5	18.1	16.9	7.1	11.9
Business development, net of termination fee(1)	5.2	3.1	0.0	1.0	1.6
One-time bonuses to non-incentive employees	0.0	6.7	0.0	0.0	0.0
Asset impairment	0.0	0.0	10.5	5.2	3.1
Restructuring charges	6.2	1.9	0.3	5.0	1.3
Adjusted EBITDA	$1,131.7	$981.9	$966.0	$834.9	$600.1

(1)	Includes only non-routine business development charges.

Unlike many of our competitors, we do not exclude share-based compensation from our Adjusted EBITDA earnings metric, as we view it as a recurring operating expense. Refer to our statements of cash flows for the expense incurred related to our share-based compensation plans.

ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING

OPERATIONS (ADJUSTED DILUTED EPS) CALCULATION

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS to provide a more consistent comparison of earnings performance from period to period.

2018
Diluted EPS from continuing operations	$3.87
Items included in Adjusted EBITDA above	0.14
Debt refinancing costs	0.04
Tax reform income savings	0.00
Alabama NOL carryforward valuation allowance	0.00
Adjusted Diluted EPS from continuing operations	$4.05

2019 PROXY STATEMENT	69

ANNEX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

EBITDA EP CALCULATION

EBITDA EP is EP Adjusted EBITDA less capital charge (average operating capital employed x pretax cost of capital).

IN MILLIONS	2018
Adjusted EBITDA	$1,131.7
Performance adjustments	(6.3)
EP Adjusted EBITDA	$1,125.4
Average operating capital employed	4,618.5
Pretax cost of capital	11.8%
Capital charge	(545.0)
EBITDA EP	$580.4

70	2019 PROXY STATEMENT

VOTE BY INTERNET - www.proxyvote.com
VULCAN MATERIALS COMPANY 1200 URBAN CENTER DRIVE BIRMINGHAM, AL 35242

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 9, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 7, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 9, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 7, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E57668-P17136 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VULCAN MATERIALS COMPANY

The Board of Directors recommends you vote FOR the director nominees listed in proposal 1.						The Board of Directors recommends you vote FOR proposals 2 and 3.
							For	Against	Abstain
1.	Election of Directors Nominees:		For	Against	Abstain	2. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
	1a. Kathleen L. Quirk		☐	☐	☐
	1b. David P. Steiner 1c. Lee J. Styslinger, III		☐ ☐	☐ ☐	☐ ☐	3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E57669-P17136

VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders May 10, 2019 This proxy is solicited by the Board of Directors

The undersigned hereby appoints O.B. Grayson Hall, Jr., Cynthia L. Hostetler and James T. Prokopanko and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Vulcan Materials Company common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Shareholders of the Company to be held on Friday, May 10, 2019, at 9:00 a.m., local time, at the corporate headquarters of Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Shares represented by this proxy will be voted as directed by the undersigned. If this proxy is signed and no such directions are indicated, the proxies have authority to vote “FOR” election of all director nominees, “FOR” approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

Continued and to be signed on reverse side